                                                                   EXHIBIT 10.16


                                                                  EXECUTION COPY
                                                                  --------------



                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                      NAVIGATION TECHNOLOGIES CORPORATION,
                           SHIELDS ENTERPRISES, INC.,
                             NT ACQUISITIONS CORP.
                                      AND
                               T. RUSSELL SHIELDS

                           DATED AS OF JUNE 24, 1996

                               TABLE OF CONTENTS

                                                                                             Page
AGREEMENT AND PLAN OF REORGANIZATION......................................................     1

ARTICLE I  THE MERGER                                                                          2
              1.01   Merger Agreement; Effective Date; Shareholders.......................     2
              1.02   Conversion Formula...................................................     2
              1.03   Treatment as Non-Taxable Transaction.................................     2
              1.04   Restrictions on Stock................................................     3
              1.05   Shields Engagement Agreement.........................................     3
              1.06   Merger Documents.....................................................     3
              1.07   Adjustment of Merger Consideration...................................     3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF NAVTECH.....................................     3
              2.01   Organization and Good Standing.......................................     4
              2.02   Capitalization.......................................................     4
              2.03   Authority; No Conflict...............................................     5
              2.04   Shares of Common Stock...............................................     6
              2.05   Litigation...........................................................     6
              2.06   Insurance............................................................     7
              2.07   Finders..............................................................     7
              2.08   Full Disclosure......................................................     7
              2.09   Financial Statements.................................................     7
              2.10   Absence of Certain Changes or Events.................................     7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SEI........................................     8
              3.01   Organization.........................................................     8
              3.02   Capitalization.......................................................     9
              3.03   Authority Relative to this Agreement.................................     9
              3.04   Financial Statements.................................................    10
              3.05   Tax Matters..........................................................    11
              3.06   Absence of Certain Changes or Events.................................    12
              3.07   Title and Related Matters............................................    13
              3.08   Intellectual Property Assets.........................................    13
              3.09   Insurance............................................................    16
              3.10   Litigation...........................................................    16
              3.11   Employee Benefit Plans...............................................    17
              3.12   Bank Accounts........................................................    22
              3.13   Contracts............................................................    22
              3.14   Accounts Receivable..................................................    23
              3.15   Inventory............................................................    24


                                                                                             Page

              3.16   Consulting Commitments...............................................    24
              3.17   Compliance with Law..................................................    24
              3.18   Labor Relations; Compliance..........................................    26
              3.19   Leases...............................................................    26
              3.20   Finders..............................................................    26
              3.21   Corporate Minutes, Etc...............................................    26
              3.22   Insider Transactions.................................................    27
              3.23   Employees, Independent Contractors and Consultants...................    27
              3.24   No Bonus Payments Contingent on Merger...............................    27
              3.25   Full Disclosure......................................................    28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES REGARDING SUBSIDIARY...........................    28
              4.01   Organization.........................................................    28
              4.02   Capitalization.......................................................    28
              4.03   Authority Relative to this Agreement.................................    28

ARTICLE V  CONDUCT OF BUSINESS OF SEI PRIOR TO EFFECTIVE DATE.............................    30
              5.01   Conduct of Business of SEI...........................................    30
              5.02   Consents.............................................................    31
              5.03   Notification of Changes; Disclosure Schedule Updates.................    32
              5.04   Further Assurances...................................................    32
              5.05   Litigation...........................................................    32
              5.06   Cooperation..........................................................    32
              5.07   No Negotiations......................................................    32
              5.08   Negative Covenants...................................................    33
              5.09   Negative Covenant of the Principal Shareholder.......................    33

ARTICLE VI  CONDUCT OF BUSINESS OF NAVTECH AND SUBSIDIARY.................................    33
              6.01   Conduct of Business of NavTech.......................................    33
              6.02   Consents.............................................................    33
              6.03   Notification of Changes; Disclosure Schedule Updates.................    33
              6.04   Litigation...........................................................    34
              6.05   Negative Covenants...................................................    34
              6.06   Conduct of Business of Subsidiary....................................    34

ARTICLE VII  ADDITIONAL AGREEMENTS........................................................    34
              7.01   Access and Information...............................................    34
              7.02   Registration Statement; Prospectus...................................    35
              7.03   Further Assurances...................................................    35
              7.04   Certain Defaults.....................................................    35
              7.05   Communications.......................................................    35
              7.06   Employment Agreement.................................................    36
              7.07   Expenses.............................................................    36


                                                                                             Page

              7.08   Satisfaction of Obligations to Umeh..................................    36
              7.09   Certain Information..................................................    36
              7.10   Reasonable Best Efforts..............................................    37
              7.11   Proprietary Rights Agreements........................................    37
              7.12   SEI Payments to Profit Sharing Plans.................................    37
              7.13   Indemnity to Former Officers and Directors...........................    38
              7.14   Tax Returns..........................................................    38

ARTICLE VIII  CONDITIONS PRECEDENT........................................................    38
              8.01   Conditions to NavTech's and SEI's Obligation to Effect the Merger....    38
              8.02   Conditions to Obligation of SEI to Effect the Merger.................    39
              8.03   Conditions to Obligations of NavTech and Subsidiary
                     to Effect the Merger.................................................    41

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER.............................................    45
              9.01   Termination..........................................................    45
              9.02   Effect of Termination................................................    45
              9.03   Amendment............................................................    45
              9.04   Extension; Waiver....................................................    46

ARTICLE X  INDEMNIFICATION................................................................    46
             10.01   Representations and Warranties of NavTech............................    46
             10.02   Termination of SEI's Representations and Warranties..................    46
             10.03   Indemnification Obligations of the Principal Shareholder and
                     other SEI Shareholders...............................................    46

ARTICLE XI  CLOSING                                                                           46
             11.01   Closing..............................................................    46
             11.02   Pre-Closing Actions..................................................    47
             11.03   Exchange of Additional Documents at the Closing......................    47
             11.04   Filing of Merger.....................................................    48
             11.05   Authorization of Exchange............................................    48

ARTICLE XII  GENERAL PROVISIONS...........................................................    48
             12.01   Notices..............................................................    48
             12.02   Cooperation..........................................................    49
             12.03   Governing Law; Arbitration; Injunctive and Other Relief..............    49
             12.04   Action by NavTech under this Agreement...............................    50
             12.05   Waiver...............................................................    50
             12.06   Interpretation.......................................................    50
             12.07   Severability.........................................................    50
             12.08   Miscellaneous........................................................    50

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement"), dated as of June 24, 1996, is made and entered into by and among Navigation Technologies Corporation, a Delaware corporation ("NavTech"), Shields Enterprises, Inc., a Delaware corporation ("SEI"), NT Acquisitions Corp., a Delaware corporation, 100% of the common stock of which is owned by NavTech ("Subsidiary"), and
T. Russell Shields, the chairman, a director and the principal shareholder of SEI (the "Principal Shareholder"), with reference to the following:

     A. SEI and NavTech desire that NavTech acquire 100% of the common stock of SEI ("SEI Common Stock") in exchange for shares of Common Stock of NavTech ("NavTech Common Stock").

     B. NavTech and SEI have agreed to accomplish this transaction through a reverse triangular merger whereby Subsidiary will merge into SEI, and SEI will be the surviving corporation.

     C. The Boards of Directors and shareholders of NavTech, SEI and Subsidiary have approved the proposed merger of Subsidiary into SEI (the "Merger") in accordance with the Delaware General Corporation Law and the Agreement and Plan of Merger in the form of Exhibit "A" attached hereto and made a part hereof (the "Merger Agreement"). The Merger Agreement will be executed prior to the Effective Date (as hereinafter defined) by SEI and Subsidiary, and states, among other things, the manner and basis of converting the shares of SEI Common Stock into shares of NavTech Common Stock, and converting the shares of Subsidiary into shares of SEI Common Stock.

     D. NavTech, SEI, Subsidiary and the Principal Shareholder desire to make certain representations, warranties and agreements in connection with the Merger, and also desire to prescribe various conditions precedent to or concurrent with the Merger, not specifically set forth in the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.01   Merger Agreement; Effective Date; Shareholders.  Subject to the
            ----------------------------------------------
terms and conditions of this Agreement and the Merger Agreement, Subsidiary shall be merged into SEI pursuant to the Merger Agreement, the separate existence of Subsidiary shall cease and SEI shall be the surviving corporation in the Merger and, except for any Excluded Stock (as defined below), NavTech will be the owner of 100% of the outstanding shares of SEI Common Stock. The Merger shall be consummated when a properly executed and certified copy of the Merger Agreement is filed with the Secretary of the State of Delaware (the time of completion of such filing being hereinafter referred to as the "Effective Time" and the date thereof as the "Effective Date"). Holders of record of the outstanding shares of SEI Common Stock immediately prior to the Effective Time are hereinafter collectively referred to as the "SEI Shareholders."

     1.02   Conversion Formula.  At the Effective Time, each then outstanding
            ------------------
share of SEI Common Stock (other than those shares of SEI Common Stock held by any of the SEI Shareholders who properly exercise any appraisal rights available under applicable law (the "Excluded Stock")) shall be converted into a number of shares of NavTech Common Stock determined as follows:

     (a) Each outstanding share of SEI Common Stock other than the Excluded Stock shall be converted into 6,543.09045 shares (the "Exchange Ratio") of NavTech Common Stock. After aggregating all fractional shares due to each SEI Shareholder into the nearest whole number of shares, the value of any remaining fractional share shall be paid to such SEI Shareholder in cash in an amount equal to such fraction multiplied by the initial offering price at which shares of NavTech Common Stock have been or are being offered to the public, before underwriting discounts (the "IPO Offering Price"), in the initial public offering referred to in Section 8.01(b) (the "IPO").

     (b) Each option to acquire shares of SEI Common Stock outstanding at the Effective Time (the "SEI Options") shall be converted into an option to acquire that number of shares of NavTech Common Stock (the "Exchange Options") equal to the product obtained by multiplying (x) the aggregate number of shares of SEI Common Stock which could be acquired upon exercise of such SEI Option by (y) the Exchange Ratio. The per share exercise price for each converted SEI Option shall be equal to the quotient obtained by dividing (x) the original exercise price of such SEI Option by (y) the Exchange Ratio.

     1.03   Treatment as Non-Taxable Transaction. The parties intend that the
            ------------------------------------
Merger shall constitute a non-taxable transaction under the Internal Revenue Code of 1986, as amended. The parties shall treat the Merger in a manner consistent with this Section 1.03 for all purposes on their respective books and records, both for financial accounting and tax accounting purposes.

     1.04   Restrictions on Stock.  All shares of NavTech Common Stock received
            ---------------------
by holders of SEI Common Stock in connection with the Merger will constitute restricted securities and may not be sold or otherwise transferred unless registered under the Securities Act of 1933, as amended (the "Act"), and state securities or "blue sky" law or exempt from such registration. The stock certificates evidencing the shares of NavTech Common Stock to be received in the Merger will contain a legend to the foregoing effect.

     1.05   Shields Engagement Agreement.  On the Effective Date, the Shields
            ----------------------------
Engagement Agreement dated as of September 1, 1994 among NavTech, SEI and the Principal Shareholder shall terminate, and all stock options granted by NavTech thereunder shall terminate and be of no further force or effect. No such options shall be exercised by SEI prior to the Effective Date.

     1.06   Merger Documents.  This Agreement, the Merger Agreement and all
            ----------------
other agreements, covenants and documents of any type to be executed or delivered pursuant to or as contemplated by this Agreement on or prior to the Effective Date are hereinafter collectively referred to as the "Merger Documents". Any of the Merger Documents to be executed and/or delivered by NavTech, Subsidiary or SEI shall hereinafter be referred to as the "NavTech Merger Documents", "Subsidiary Merger Documents" and "SEI Merger Documents", respectively.

     1.07   Adjustment of Merger Consideration.  In the event of any
            ----------------------------------
reclassification, recapitalization, stock split, combination, exchange of shares, stock dividend or similar transaction with respect to the NavTech Common Stock, or any change or conversion of NavTech Common Stock into other securities or property or any other dividend or distribution, is made with respect thereto, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio, share and per share price references (as applicable) and all references to the Exchange Ratio and such other references in this Agreement shall be deemed to be to such Exchange Ratio and such other references as so adjusted.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF NAVTECH

     Except as disclosed or excepted on the NavTech Schedule attached to this Agreement as Exhibit "C" or in the June 15, 1996 draft preliminary prospectus being prepared as part of NavTech's registration statement on Form S-1 under the Securities Act of 1933 as amended, for purposes of the IPO, which is made a part hereof, NavTech represents and warrants to SEI and the SEI Shareholders as set forth below; provided, however, that all NavTech representations and warranties are subject in their entirety to any contrary knowledge of the Principal Shareholder and Richard Weiland, and no such representation or warranty is made
for their benefit.   Any reference herein to the "best knowledge" of NavTech
shall mean the knowledge which is, or after due diligence and inquiry appropriate under the circumstances would be, in the possession of the President of NavTech (the "NavTech Responsible Officer"). For the purposes of this
ARTICLE II,"Materially Adverse Effect" means any materially adverse effect upon
(i) the business, assets, liabilities, financial condition or results of operations of NavTech, or, (ii) as far as the NavTech

Responsible Officer can reasonably foresee, upon the prospects of NavTech, or (iii) upon the ability of NavTech to perform in all material respects its obligations under this Agreement resulting from any act, omission, situation, status, event, or undertaking, either singly or taken together.

     2.01   Organization and Good Standing.  NavTech is a corporation duly
            ------------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware and has corporate power and authority to carry on its business as it is now being conducted. NavTech is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except to the extent that any failures to qualify or obtain a license are not in the aggregate materially adverse to NavTech.

     2.02   Capitalization.
            --------------

     (a) As of the date hereof, the authorized common stock of NavTech consists of 350,000,000 shares of common stock, par value $.001 per share, of which 137,304,003 were issued and outstanding on May 31, 1996. The number of shares of common stock outstanding may be changed as the result of the exercise of outstanding options or the conversion of common stock to preferred stock subsequent to May 31, 1996. As of the date hereof, the authorized preferred stock of NavTech consists of 210,000,000 shares of preferred stock, of which 140,467,238 were issued and outstanding as of May 31, 1996. The number of shares of preferred stock outstanding may be increased as the result of the exercise of the conversion of common stock to preferred stock subsequent to May 31, 1996. The Company expects to issue up to 30,000,000 shares of preferred stock in a private financing in June, 1996 (the "Private Financing Shares"), which number of shares is subject to adjustment in accordance with terms of a Stock Purchase Agreement to be entered into by NavTech and others contemporaneously herewith (the "Stock Purchase Agreement"). All of such outstanding shares have been, and the Private Financing Shares will be, duly authorized and validly issued, fully paid and nonassessable, and have been, and the Private Financing Shares will be, issued in full compliance with all applicable federal and state securities laws.

     (b) As of May 31, 1996, an aggregate of 33,766,092 shares of NavTech Common Stock were available for purchase and issuance pursuant to NavTech's stock option plans, of which, as of such date, 29,808,277 shares were subject to issued options and 3,957,815 shares were reserved for issuance, which numbers may change as the result of the exercise or termination of outstanding options subsequent to May 31, 1996. In addition, NavTech has granted SEI options to purchase 2,000,000 shares of NavTech Common Stock which options will be canceled at the Effective Date, and NavTech will grant options for 10,000,000 shares to
T. Russell Shields on or prior to the Effective Date, in accordance with the terms set forth in the Employment Agreement (as defined in Section 7.06 of this Agreement). Except as set forth in this Section 2.02, since May 31, 1996, NavTech has not authorized or issued any other options to purchase shares of NavTech Common Stock. Except as set forth in this Section 2.02, as of the date hereof, NavTech does not have any shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating NavTech to issue shares of its capital stock or securities convertible into capital stock. Except as set forth in Section 2.02(c), as of the date hereof, NavTech has no declared and unpaid or non-effected stock dividends or stock splits.

     (c) Immediately prior to the occurrence of the IPO and pursuant to the terms set forth in an amended Certificate of Incorporation substantially in the form of Exhibit G hereto (the "Amended NavTech Certificate"), NavTech will effect a reverse stock split with respect to the outstanding common stock of NavTech and a conversion of all preferred stock of NavTech to NavTech Common Stock. The Private Financing Shares shall convert to NavTech Common Stock on the basis set forth in the Stock Purchase Agreement.

     2.03   Authority; No Conflict.
            ----------------------

     (a) This Agreement constitutes the legal, valid, and binding obligation of NavTech, enforceable against NavTech in accordance with its terms. NavTech has the power to enter into this Agreement, the Merger Agreement and the other NavTech Merger Documents and to carry out its obligations under all of the foregoing. The execution and delivery of this Agreement and the other NavTech Merger Documents and the consummation of the transactions contemplated under all of the Merger Documents, have been duly authorized by NavTech's Board of Directors and, to the extent legally required, duly approved by NavTech's shareholders. No other corporate proceedings on the part of NavTech are necessary to authorize this Agreement, the Merger Agreement and the transactions contemplated by the Merger Documents.

     (b) Neither the execution and delivery of this Agreement nor the consummation of the Merger will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of NavTech, or (B) any resolution adopted by NavTech's Board of Directors or the NavTech shareholders;

            (ii) contravene, conflict with, or result in a violation of, or give any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) ("Governmental Body") or other individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity ("Person") the right to challenge this Agreement or the Merger or to exercise any remedy or obtain any relief under any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty ("Governmental Authorization"), or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator to which NavTech, or any of the assets owned or used by NavTech, may be subject;

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Governmental Authorization that is held by NavTech or that otherwise relates to the business of, or any of the assets owned or used by, NavTech, except such approvals, consents, licenses, permits, waivers and authorizations, the absence of which could not reasonably be expected to have a Materially Adverse Effect;

            (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) to which NavTech is legally bound;

            (v) result in the imposition or creation upon or with respect to any of the assets owned or used by NavTech of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership, except such charges, claims, conditions, equitable interests, liens, options, pledges, security interests, rights of first refusal, and restrictions the existence of which could not reasonably be expected to have a Materially Adverse Effect.

     (c) Except as described in this Agreement, no consent of any Person who is not a party to this Agreement, nor consent of or filing with any Governmental Authority, is required to be obtained on the part of NavTech to permit, or avoid any material adverse consequence by reason of, the Merger.

     2.04   Shares of Common Stock.  The shares of NavTech Common Stock issuable
            ----------------------
pursuant to the Merger will, when issued and delivered to the SEI Shareholders in accordance with the Merger Agreement, be duly and validly authorized and issued (with no further action necessary on the part of the NavTech shareholders or Board of Directors of NavTech), fully paid, nonassessable voting shares.

     2.05   Litigation.  There is no suit, action or proceeding pending or,
            ----------
to the best knowledge of NavTech, threatened against NavTech which, if adversely determined, would materially and adversely affect the business, financial condition or results of operations of NavTech, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against NavTech having any such effect. There are no suits, actions or proceedings pending or, to the best knowledge of NavTech, threatened against or affecting NavTech which question or challenge the validity of this Agreement or the Merger.

     2.06   Insurance.  NavTech has insurance on its properties in such amounts
            ---------
as are reasonable and deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or businesses in the localities where such properties are located under, to the best of NavTech's knowledge, valid and enforceable policies issued by insurers of recognized responsibility.

     2.07   Finders.  All negotiations relative to this Agreement and the
            -------
transactions contemplated hereby have been carried on by NavTech directly with SEI and without the intervention of any person, either as a result of the act of NavTech, or, to the knowledge of NavTech, otherwise, in such a manner as to give rise to any valid claim against any of the parties for a finder's fee or other similar payment.

     2.08   Full Disclosure.  No statement by NavTech contained in this
            ---------------
Agreement and the Exhibits attached hereto or any written statement or certificate furnished or to be furnished to SEI pursuant to the express requirements hereof as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made and the other information set forth in the June 15, 1996 draft preliminary prospectus being prepared as part of NavTech's registration statement on Form S-1 under the Securities Act of 1933 as amended, for purposes of the IPO.

     2.09   Financial Statements.
            --------------------

     (a) NavTech has delivered to SEI copies of NavTech's unaudited balance sheet as of December 31, 1995, and the related statements of earnings, shareholders' equity and cash flow for the year then ended, and copies of NavTech's unaudited balance sheet as of March 31, 1996 and the related statements of earnings for the three months than ended. The balance sheet as of March 31, 1996 is hereinafter referred to as the "NavTech Balance Sheet", and March 31, 1996 is hereinafter referred to as the "NavTech Balance Sheet Date".

     (b) All financial statements delivered pursuant to Section 2.09(a) hereof have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated ("GAAP"). The financial statements present fairly the financial position of NavTech as of the dates thereof and for the periods indicated, subject to normal year-end adjustments, which are not expected to be, singly, or in the aggregate, material. To its best knowledge, except as and to the extent reflected or reserved against in such financial statements (including the notes thereto), NavTech did not have, as of the dates of such financial statements, any liabilities or obligations (absolute or contingent) of a nature required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the NavTech Balance Sheet as of the NavTech Balance Sheet Date are reasonable.

     2.10   Absence of Certain Changes or Events.  Since the date of this
            ------------------------------------
Agreement, NavTech has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of NavTech or effected any redemption or other acquisition of its capital stock.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SEI

     Except as disclosed or excepted on the SEI Schedule attached to this Agreement as Exhibit "D" and made a part hereof, SEI represents and warrants to NavTech and Subsidiary as set forth below. Any reference herein to the "best knowledge" of SEI means the knowledge which is, or after due diligence and inquiry appropriate under the circumstances would be, in the possession of the Principal Shareholder, Fidelis N. Umeh, Mitchell Morris or Richard Weiland (the "SEI Responsible Officers"), it being understood, however, that no SEI Responsible Officer shall be under any obligation to personally conduct any due diligence or inquiry. For the purposes of this ARTICLE III,"Materially Adverse Effect" means any materially adverse effect (i) upon the business, assets, liabilities, financial condition, or results of operations of SEI or, (ii) as far as SEI Responsible Officers or the Principal Shareholder can reasonably foresee, upon the prospects of SEI, or (iii) upon the ability of SEI to perform in all material respects its obligations under this Agreement resulting from any act, omission, situation, status, event, or undertaking, either singly or taken together.

     3.01   Organization.  SEI is a corporation duly organized, validly
            ------------
existing and in good standing under the laws of the State of Delaware and has power and authority to carry on its business as it is now being conducted. SEI is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except to the extent that any failures to qualify or obtain a license could not reasonably be expected to have a Materially Adverse Effect. Section
3.01 of the SEI Schedule contains a true and complete listing of the locations of all offices and facilities of SEI and a true and complete list of all states in which SEI maintains any employees. Section 3.01 of the SEI Schedule contains a true and complete list of all states in which SEI is duly qualified to transact business as a foreign corporation. SEI does not own, or have any agreement to acquire, any equity securities, other securities or any other ownership interest of any nature whatsoever in a corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any direct or indirect equity ownership interest in any other business.

     As of the date hereof, SEI EnRoute L.L.C. has been completely liquidated in accordance with the Liquidation Agreement among SEI EnRoute, L.L.C., SEI and Yung Chun Tsau dated as of April 30, 1996.

     Section 3.01 of the SEI Schedule contains true and compete copies of SEI's Certificate of Incorporation and Bylaws, as in effect on the date hereof.

     On the Effective Date, SEI will be the owner of record of, and have the entire beneficial interest in, 31,143,636 shares of NavTech Common Stock.

     3.02   Capitalization. The authorized capital stock of SEI consists of
            --------------
20,000 shares of SEI Common Stock, of which 10,764 were outstanding as of the date hereof, and an additional 657 shares of SEI common stock will be issued to Fidelis N. Umeh in consideration for the Umeh Release Agreement (as defined in
Section 7.08) on or prior to the Effective Date. All of such outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal and state securities laws. Section 3.02 of the SEI Schedule contains a true and complete list of the record holders of such outstanding shares. Except options to acquire not more than 611.331913 shares of SEI Common Stock, at a price per share of not less than an amount equal to the product obtained by multiplying $0.85 by the Exchange Ratio, SEI does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating SEI to issue shares of its capital stock or securities convertible into its capital stock.

     Any repurchases by SEI of any of its securities have been and, through the Effective Date, will be in accordance with all applicable laws.

     3.03   Authority Relative to this Agreement.
            ------------------------------------

     (a) This Agreement constitutes the legal, valid, and binding obligation of each of SEI and the Principal Shareholder, and is enforceable against each of SEI and the Principal Shareholder in accordance with its terms. SEI has the power to enter into this Agreement, the Merger Agreement and the other SEI Merger Documents and to carry out its obligations under all of the foregoing. The execution and delivery of this Agreement and the other SEI Merger Documents, and the consummation of the transactions contemplated under all of the Merger Documents, have been duly authorized by SEI's Board of Directors and, following such authorization by SEI's Board of Directors, were duly approved by the SEI Shareholders. No other corporate proceedings on the part of SEI are necessary to authorize this Agreement, the Merger Agreement and the transactions contemplated by the Merger Documents.

     (b) Neither the execution and delivery of this Agreement by SEI and the Principal Shareholder nor the consummation of the Merger will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of SEI, or (B) any resolution adopted by SEI's Board of Directors or the SEI Shareholders;

            (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or the Merger or to exercise any remedy or obtain any relief under, any Governmental Authorization other than appraisal rights available to the SEI Shareholders under the Delaware General Corporation Law, or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator to which SEI, or any of the assets owned by SEI, may be subject;

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Governmental Authorization that is held by SEI or that otherwise relates to the business of, or any of the assets owned or used by, SEI, except such approvals, consents, licenses, permits, waivers and authorizations, the absence of which could not reasonably be expected to have a Materially Adverse Effect;

            (iv) cause SEI to become subject to, or to become liable for the payment of, any Taxes (as defined in Section 3.05(b) below);

            (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) to which SEI is legally bound;

            (vi) result in the imposition or creation upon or with respect to any of the assets owned or used by SEI of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership, except such charges, claims, conditions, equitable interests, liens, options, pledges, security interests, rights of first refusal, and restrictions the existence of which could not reasonably be expected to have a Materially Adverse Effect.

     (c) Except as described in this Agreement, no consent of any Person who is not a party to this Agreement, nor consent of or filing with any Governmental Authority, is required to be obtained on the part of SEI to permit, or avoid any material adverse consequence by reason of, the Merger and to permit, or avoid any material adverse consequence by reason of, the continuation by SEI as a subsidiary of NavTech of the business activities of SEI as previously conducted by SEI without material adverse change.

     3.04   Financial Statements.
            --------------------

     (a) SEI has delivered to NavTech copies of SEI's balance sheets as of September 30, 1995, September 30, 1994, and the related statements of earnings, shareholders' equity and cash flow for the years then ended, together with the independent auditor's report thereon, and copies of SEI's unaudited balance sheet as of April 30, 1996 and the related statements of earnings for the seven months than ended. The balance sheet as of April 30, 1996 is hereinafter referred to as the "Balance Sheet", and April 30, 1996 is hereinafter referred to as the "Balance Sheet Date."

     (b) All financial statements delivered pursuant to Section 3.04(a) hereof have been prepared in accordance with GAAP. The restatement of any of the financial statements of SEI for any period ending on or before the Balance Sheet Date in accordance with GAAP would not have resulted in the creation or imposition of any material liability upon SEI of any nature whatsoever, including without limitation any liability for Taxes or under any Plan of SEI, as defined in Section 3.11 below. The financial statements present fairly the financial position of SEI as of the dates thereof and for the periods indicated, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which are not singly, or in the aggregate, material. To its best knowledge, except as and to the extent reflected or reserved against in such financial statements (including the notes thereto), SEI did not have, as of the dates of such financial statements, any liabilities or obligations (absolute or contingent) of a nature required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the Balance Sheet as of the Balance Sheet Date are reasonable.

     (c) SEI has no material liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise, whether matured or unmatured) ("Liabilities") except (i) Liabilities fully reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent in nature and amount with past practice and (iii) Liabilities relating to the transactions contemplated by this Agreement, including, without limitation, the Merger.

     (d) To the best knowledge of SEI, there exists no material weakness in SEI's system of internal controls for the maintenance of its books of account.

     3.05   Tax Matters.
            -----------

     (a) SEI has duly and timely, properly and accurately filed all Tax (as defined below) returns and reports required to be filed by it, including all federal, foreign, state and local Tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due, except for such returns, reports and estimates the failure of which to be timely filed could not reasonably be expected to have a Materially Adverse Effect. All such returns, reports and estimates were prepared in the manner required by applicable law. SEI has duly paid all Taxes and other charges due to, or claimed to be due from SEI by, federal, state, local or foreign taxing authorities. There are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the Balance Sheet, together with any amounts shown on Schedule 3.05(a) of the SEI Schedule, are sufficient to satisfy in full any and all liability for Taxes for all periods through and including the Effective Time. To the best knowledge of SEI, there have been no examinations of any of SEI's Tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of further Tax liability beyond that shown on the respective Tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return or the return or report for any period.

     (b) "Tax" or "Taxes" shall mean all Federal, state, county, municipal and foreign taxes of every kind (including without limitation, gross and net income, gross and net receipts, capital gains, excess profits and minimum taxes, taxes on tax preferences, capital, net worth, franchise, sales, use, rental, value-added, stamp, documentary, excise, motor vehicle, license, qualification, property and other similar taxes), charges and withholdings, levies, imposts, duties, fees and deductions imposed by any government or political subdivision thereof, quasi-governmental authority or taxing jurisdiction or authority, together with all interest, additions to tax, penalties and similar add-ons payable with respect thereto, enacted or imposed upon SEI or any of its property or income.

     (c) SEI validly elected to be taxed as an S Corporation pursuant to Subchapter S of the Internal Revenue Code of 1986, as amended, effective with its fiscal year beginning October 1, 1987, and has remained qualified as an S Corporation at all times subsequent thereto.

     3.06   Absence of Certain Changes or Events.  Since the Balance Sheet
            ------------------------------------
Date, SEI has not (a) suffered any material adverse change in its financial condition or in the operations of its business; (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business; (c) declared, set aside or paid any dividend (or other distribution) (whether in cash, stock or property) in respect of the capital stock of SEI or any redemption or other acquisition of its capital stock; (d) granted any increase in excess of 10% in the compensation payable or to become payable by SEI to any officer or employee earning in excess of One Hundred Thousand Dollars ($100,000) per year, (e) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement, including, without limitation, the Merger; (f) incurred any liabilities (absolute or contingent) except in the ordinary course of business and consistent with past practice or as contemplated by this Agreement, including, without limitation, the Merger;
(g) made any capital expenditure or commitment for additions to property, plant or equipment in excess of $250,000 in the aggregate; (h) except as provided in
Section 3.13(j), paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any officer, director or shareholder or any affiliate or associate of any of the foregoing (the "SEI Affiliates"); (i) made any amendment to or terminated (other than by expiration in accordance with its terms) any agreement which, if not so amended or terminated, would be required to be disclosed on the SEI Schedule; (j) adopted any new or amended any existing Plan or Other Benefit Obligation (as defined in Section 3.11(a) below); or (k) agreed to take any action described in this Section 3.06 or which would constitute a breach of any of the representations contained in this Agreement.

     3.07   Title and Related Matters.  SEI does not own any real property.
            -------------------------
Section 3.07 of the SEI Schedule contains a complete and accurate list of all leaseholds or other interests therein owned by SEI. SEI owns all the properties and assets (whether personal and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected on the Balance Sheet (except for assets held under capitalized leases disclosed in Section 3.07 of the SEI Schedule and personal property sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice), and all of the properties and assets purchased or otherwise acquired by SEI since the Balance Sheet Date (except for personal property acquired and sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice). All properties and assets reflected in the Balance Sheet are free and clear of any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership, except, with respect to (i) security interests described in Section 3.07 of the SEI Schedule securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) liens for taxes not yet due, (iii) liens of landlords, vendors, warehousemen and mechanics , if any, as are not material in character, amount or expense and which could not reasonably be expected to have a Materially Adverse Effect and (iv) such imperfections of title, easement and encumbrances, if any, as are not material in character, amount or expense and could not reasonably be expected to have a Materially Adverse Effect. All properties material to the operations of SEI are reflected on the Balance Sheet to the extent GAAP requires the same to be reflected.

     3.08   Intellectual Property Assets.
            ----------------------------

     (a)    Intellectual Property Assets--The term "Intellectual Property
            ----------------------------
Assets" includes:

            (i) the names "Shields Enterprises, Inc.", "SEI Information Technology", "SEI", "SEI EnRoute", and all other fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii) all patents, patent applications, and inventions and discoveries that have been developed and exploited by SEI;

            (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

            (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

            (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, "Trade Secrets");

owned, used, or licensed by SEI as licensee or licensor.

     (b)  Agreements.  Section 3.08(b) of the SEI Schedule contains a complete
          ----------
and accurate list and summary description of material provisions, including any royalties paid or received by SEI, of all material agreements, contracts, obligations, promises, or undertakings (whether written or oral and whether express or implied) relating to the Intellectual Property Assets to which SEI is a party or by which SEI is bound, except for perpetual, paid-up licenses for commonly available software programs with a value of less than Five Thousand Dollars ($5,000) each under which SEI is the licensee. There are no outstanding and, to the best knowledge of SEI, no threatened disputes or disagreements with respect to any such agreement. To the best knowledge of SEI, the consummation of the transactions contemplated by this Agreement will not alter or impair any right, title or interest of SEI in the Intellectual Property Assets.

     (c)  Know-How Necessary for the Business.
          -----------------------------------

          (i) To the best knowledge of SEI, the Intellectual Property Assets are all those necessary for the operation of SEI's business as it is currently conducted (it being understood that SEI is now developing and will continue to develop Intellectual Property Assets internally which will be necessary for the conduct of its business as envisioned in its business plans).

          (ii) To the best knowledge of SEI, in connection with the execution of its business plan (copies of which have been delivered to NavTech), SEI will not be required to license or otherwise acquire rights to use intellectual property rights owned or controlled by a third party on terms or conditions that could reasonably be expected to have a Materially Adverse Effect.

          (iii) Except as set forth in Section 3.08(c) of the SEI Schedule, all current employees of SEI have executed written agreements with SEI that assign to SEI all rights to any inventions, improvements, discoveries, or Intellectual Property Assets relating to the business of SEI.

     (d)  Marks.
          ------

          (i) Section 3.08(d) of the SEI Schedule contains a complete and accurate list of all material Marks used by SEI in its business. SEI is the owner of all right, title, and interest in and to each of the Marks, or has the right to use each of the Marks, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of this Agreement.

          (iii) No Mark is now or, to the best knowledge of SEI, has been involve any opposition, invalidation, or cancellation and, to the best of SEI's knowledge, no such action is threatened with the respect to any of the Marks.

          (iv) To the best of SEI's knowledge, there is no potentially interfering Mark or Mark application of any third party.

          (v) No Mark has been challenged or, to the best of SEI's knowledge, is infringed or threatened in any way. None of the Marks used by SEI is alleged to infringe or, to the best of SEI's knowledge, infringes any trade name, trademark, or service mark of any third party.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (e)  Patents.
          -------

          (i) Section 3.08(e) of the SEI Schedule contains a complete and accurate list of patent applications for which SEI is the assignee. To the best knowledge of SEI, all of SEI's right, title, and interest in and to the subject matter of each such patent application is free and clear of all liens, security interests, charges, encumbrances and other adverse claims.

          (ii)  SEI does not own any patents.

          (iii) All patent applications that have been filed with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements.

          (iv)  Notwithstanding anything to the contrary contained in this
Section 3.08(e), no representation or warranty is made hereby with respect to any patent or patent applications pertaining to the "EnRoute" technology.

     (f)  Copyrights.
          ----------

          (i) Section 3.08(f) of the SEI Schedule contains a complete and accurate list of all material Copyrights used by SEI in its business. To the best of SEI's knowledge, it is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and other adverse claims.

          (ii) No Copyright has been challenged or, to the best of SEI's knowledge, is infringed or has been threatened in any way. None of the subject matter of any of the Copyrights is alleged to infringe or, to the best of SEI's knowledge, infringes any copyright of any third party or is a derivative work based on the work of a third party.

     (g)  Maskworks.  SEI does not own (directly or indirectly) or license any
          ---------
Maskwork.

     (h)  Trade Secrets.
          -------------

          (i) With respect to each material Trade Secret used by SEI in its business, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to reasonably identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any single individual.

          (ii) SEI has taken all reasonable precautions to protect the secrecy, confidentiality, and value of SEI's material Trade Secrets.

          (iii) To the best of SEI's knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of SEI. No Trade Secret is subject to any adverse claim or, to the best of SEI's knowledge, has been challenged or threatened in any way.

     3.09  Insurance.  SEI has insurance on its property in such amounts as are
           ---------
reasonable and deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or businesses in the localities where such properties are located under, to the best of SEI's knowledge, valid and enforceable policies issued by insurers of recognized responsibility and such policies shall not in any way be affected by, or terminate or lapse by reason of, the Merger. Section 3.09 of the SEI Schedule contains a list of (i) the principal policies of fire, liability and other forms of insurance held by SEI, and (ii) all material losses suffered by SEI within the last two (2) years for which a claim for insurance was made with respect thereto. SEI has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

     3.10  Litigation.  There are no suits, actions or proceedings pending or,
           ----------
to the best knowledge of SEI, threatened against or affecting SEI or which question or challenge the validity of this Agreement. No claim has been made, or to the knowledge of SEI or the Principal Shareholder threatened, alleging any violation by SEI of any patent, copyright, trademark, mask work, proprietary rights, trade secret or other intellectual property rights of others, and, to the best knowledge of SEI, it has not infringed or caused the infringement of the intellectual property rights of any third party. SEI makes no other representation or warranty regarding infringement of the intellectual property rights of any third party, except as expressly stated elsewhere in this Agreement. There is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against SEI or the Principal Shareholder. SEI is not in default under or in breach or violation of, nor, is there any valid basis for any claim of default by SEI under, or breach or violation by SEI of, any contract, commitment or restriction to which SEI is a party or to which it or any of its properties is bound, which, if adversely determined, could reasonably be expected to have a Materially Adverse Effect. To the best of SEI's knowledge, no other party is in default under or in violation of, nor, to the best of SEI's knowledge, is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which SEI is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, be materially adverse to SEI.

     3.11  Employee Benefit Plans.
           ----------------------

     (a) As used in this Section 3.11, the following terms have the meanings set forth below.

          (i) "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by SEI or an ERISA Affiliate of SEI.

          (ii) "Company Plan" means all Plans of which SEI or an ERISA Affiliate of SEI is or was a Plan Sponsor, or to which SEI or an ERISA Affiliate of SEI otherwise contributes or has contributed, or in which an SEI or an ERISA Affiliate of SEI otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

          (iii) "Company VEBA" means a VEBA whose members include employees of SEI or any ERISA Affiliate of SEI.

          (iv) "ERISA Affiliate" means, with respect to SEI, any other person that, together with SEI, would be treated as a single employer under IRC (S) 414(b), (c), (m) or (o).

          (v) "IRC" means, the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          (vi)  "Multi-Employer Plan" has the meaning given in ERISA (S)
3(37)(A).

          (vii) "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S) 132.

          (viii) "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          (ix)  "Pension Plan" has the meaning given in ERISA (S) 3(2)(A).

          (x)   "Plan" has the meaning given in ERISA (S) 3(3).

          (xi)  "Plan Sponsor" has the meaning given in ERISA (S) 3(16)(B).

          (xii) "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

          (xiii)"Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. (S) 1301 et seq., other than Multi-Employer Plans.

          (xiv) "VEBA" means a voluntary employees' beneficiary association under IRC (S) 501(c)(9).

          (xv)  "Welfare Plan" has the meaning given in ERISA (S) 3(1).

     (b)  Disclosure:

          (i) Section 3.11(b)(i) of the SEI Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) Qualified Plans or (B) Multi-Employer Plans.

          (ii) Section 3.11(b)(ii) of the SEI Schedule contains a complete and accurate list of (A) all ERISA Affiliates of SEI, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

          (iii) Section 3.11(b)(iii) of the SEI Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of SEI and the ERISA Affiliates of SEI, calculated according to information made available pursuant to ERISA (S) 4221(e).

          (iv) Section 3.11(b)(iv) of the SEI Schedule sets forth a calculation of the liability of SEI for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether SEI is required by this Statement to disclose such information.

          (v) Section 3.11(b)(v) of the SEI Schedule sets forth the approximate financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     (c)  SEI has delivered to NavTech or provided NavTech with access to:

          (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, and Company VEBA and of any related trust, including (A) all summary plan descriptions of Company Plans for which SEI is required to prepare, file, and distribute summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

          (ii)  all personnel, payroll, and employment manuals and policies;

          (iii) all collective bargaining agreements, if any, pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by SEI and the ERISA Affiliates of SEI and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

          (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (v)   all registration statements filed with respect to any Company
Plan;

          (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (ix) all notifications to employees of their rights under ERISA (S) 601 et seq. and IRC (S) 4980B;

          (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

          (xi) all notices that were given by SEI or any ERISA Affiliate of SEI or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.11;

          (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to SEI, any ERISA Affiliate of SEI, or any Company Plan within the four years preceding the date of this Agreement;

          (xiii) with respect to Qualified Plans and VEBAs, the most recent IRS determination letter for each Plan of SEI that is a Qualified Plan; and

          (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

     (d)  Except as set forth in Section 3.11(d) of the SEI Schedule:

          (i) SEI has performed all of its material obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. SEI has made appropriate entries in its financial records and statements for all material obligations and material liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

          (ii) No statement, either written or oral, has been made by SEI to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to SEI or to NavTech.

          (iii) SEI, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, is, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.11, and with any applicable collective bargaining agreement.

                (A) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) have occurred for which an exemption is not available with respect to any Company Plan.

                (B) SEI has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                (C) SEI has no liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502 or (S) 4071.

                (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                (E) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC (S) 162 or (S) 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

          (iv) Each Company Plan can be terminated within thirty days, without payment of any additional material contribution or amount.

          (v) Since the Balance Sheet Date, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

          (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are not insured.

          (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the best knowledge of SEI, is threatened.

          (viii) Each Qualified Plan of SEI is qualified in form and, to the best knowledge of SEI, operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC (S) 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

          (ix)  No Company Plan is subject to Title IV of ERISA.

          (x) Since the last valuation date for each Pension Plan of SEI and each ERISA Affiliate of SEI, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan.

          (xi) To the best knowledge of SEI, no facts or circumstances exist that may give rise to any liability of SEI or NavTech to the PBGC under Title IV of ERISA.

          (xii) Neither SEI nor any ERISA Affiliate of SEI has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

          (xiii) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, SEI does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

          (xiv) SEI has complied with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B.

          (xv) No payment that is owed or may become due to any director, officer, employee, or agent of SEI will be non-deductible to SEI or subject to tax under IRC (S) 280G or (S)

4999; nor will SEI be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

          (xvi) Except as otherwise set forth in this Agreement, the consummation of the Merger will not result in the payment, vesting, or acceleration of any benefit.

     3.12  Bank Accounts.  Section 3.12 of the SEI Schedule sets forth the
           -------------
names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which SEI maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     3.13  Contracts.  Except as set forth in Section 3.13 of the SEI Schedule,
           ---------

     (a) SEI has no agreements, contracts or commitments that provide for the sale, licensing or distribution by SEI of any of its products, technology or Intellectual Property Assets.

     (b) SEI has no agreements, contracts or commitments that (i) required expenditures by SEI, or resulted in payment to SEI, of more than One Million Dollars ($1,000,000) in any one of the last three (3) fiscal years, (ii) expressly provide for the expenditure by SEI or payment to SEI of more than One Million Dollars ($1,000,000) in any one (1) fiscal year or (iii) expressly provide for a term of more than two (2) years and require a payment or other liquidated damages by SEI upon early termination.

     (c) To the best of SEI's knowledge, it has no material purchase agreement, contract or commitment that calls for fixed and/or contingent payments by SEI that are in excess of the normal, ordinary and usual requirements of its business.

     (d) To the best of SEI's knowledge, there is no outstanding material sales contract, commitment or proposal of SEI that is currently expected to result in any loss (after allocation of overhead and administrative costs) upon completion or performance thereof.

     (e) No product liability or warranty claims have been communicated to or, to the best of SEI's knowledge, threatened against SEI nor, to the best knowledge of SEI, is there any specific situation, set of facts or occurrence that provides a reasonable basis for such a claim. The reserve for liability in respect of services and products of SEI included in the Balance Sheet is reasonable and adequate for such purpose as of the Balance Sheet Date.

     (f) Except as set forth in Section 3.13(f) of the SEI Schedule, SEI has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by SEI in accordance with their respective terms on notice of not longer than ninety (90) days and without liability, penalty or premium. No representation is made with respect to the rights, if any, of "at will" employees. True and correct copies of each document or instrument set forth in Section 3.13(f) of the SEI Schedule have been delivered to NavTech.

     (g) SEI has no currently effective collective bargaining or union agreements, contracts or commitments.

     (h) SEI is not restricted by agreement from carrying on its business anywhere in the world.

     (i) SEI is not currently guaranteeing obligations of any person (other than by endorsement of checks made payable to SEI) and is not a party to any agreement to acquire or guarantee any obligations of any person.

     (j) SEI has no outstanding loan or advance to any individual, except advances in the form of cash advances for travel expenses which do not exceed Two Thousand Dollars ($2,000) and airline tickets; nor is it party to any line of credit, stand-by financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by SEI of any sum not reflected in the financial statements delivered pursuant to Section 3.04(a).

     (k) SEI has given no power of attorney to any person for any purpose whatsoever, except the appointment of agents to accept service of process.

     (l) To the best of SEI's knowledge, all material contracts, agreements and instruments to which SEI is a party are valid, binding, in full force and effect, and enforceable by SEI in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated damages, penalty or similar provision. To the best knowledge of SEI, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

     (m) Neither SEI nor any employee of SEI (solely in his or her capacity as an employee of SEI) is required to have, and neither has, any industrial security clearance relating to classified information, and none is needed for purposes of any contract with any United States government department, agency or instrumentality, or any subcontract under such a contract. Neither SEI nor any employee of SEI (solely in his or her capacity as an employee of SEI) has possession of any classified document.

     (n) Section 3.13(n) of the SEI Schedule lists all material agreements pursuant to which SEI has agreed to supply to any third party any products or provide any services or acquire or receive information. True and correct copies of all such agreements have been delivered to NavTech.

     3.14  Accounts Receivable.  All accounts receivable of SEI, whether
           -------------------
reflected on the Balance Sheet, or otherwise, represent sales, leases, or licenses actually made in the ordinary course of business, are valid and binding obligations of the debtor and are not subject to payment conditioned upon resale. Unless paid prior to the Effective Date, the accounts receivable are or will be as of the Effective Date collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of SEI as of the Effective Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the accounts receivable either has been or will be collected in full, without any set-off, in the ordinary course of business. There is no contest, claim, or right of set-off, under any agreement to which SEI is a party with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. Section 3.14 of the SEI Schedule contains a complete and accurate list of all accounts receivable as of the Balance Sheet Date, which list sets forth the aging of such accounts receivable.

     3.15  Inventory.  In all material respects, the inventory of SEI consists
           ---------
of a quality and quantity usable and marketable in the ordinary course of business.

     3.16  Consulting Commitments.  Each consulting engagement or other
           ----------------------
agreement to provide services, whether oral or written (a "Consulting Agreement"), pursuant to which SEI is legally bound to perform was made in the ordinary course of business. To the best of SEI's knowledge, no outstanding Consulting Agreement was made at any price (on both a per hour and aggregate basis) materially below the current market price at the time made, or contains terms and conditions materially more onerous than those usual and customary in the industry.

     3.17  Compliance with Law.
           -------------------

     (a)   Except as set forth in Section 3.17 of the SEI Schedule:

           (i) SEI is, and at all times since October 1, 1992 has been, in full compliance with each federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty ("Legal Requirements") that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except those Legal Requirements with respect to which SEI's failure to comply could not reasonably be expected to have a Materially Adverse Effect;

           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by SEI of, or a failure on the part of SEI to comply with, any Legal Requirement, except those Legal Requirements with respect to which SEI's violation or failure to comply could not reasonably be expected to have a Materially Adverse Effect, or (B) may give rise to any obligation on the part of SEI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which could reasonably be expected to have a Materially Adverse Effect; and

           (iii) SEI has not received, at any time since October 1, 1992, any written notice or, to the best of SEI's knowledge, other communication (whether oral or written) from any

Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except those Legal Requirements with respect to which SEI's violation or failure to comply could not reasonably be expected to have a Materially Adverse Effect or (B) any actual, alleged, possible, or potential obligation on the part of SEI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which could reasonably be expected to have a Materially Adverse Effect.

     (b) Section 3.17(b) of the SEI Schedule contains a complete and accurate list of each material Governmental Authorization that is held by SEI. Each Governmental Authorization is valid and in full force and effect. Except as set forth in Section 3.17(b) of the SEI Schedule:

           (i) SEI is, and at all times since October 1, 1992 has been, in substantial compliance with all of the terms and requirements of each material Governmental Authorization;

           (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization, except such violations or failures to comply which could not reasonably be expected to have a Materially Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Governmental Authorization;

           (iii) SEI has not received, at any time since October 1, 1992, any written notice or, to the best of SEI's knowledge, other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Governmental Authorization; and

           (iv) all applications required to have been filed for the renewal of material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.17 of the SEI Schedule collectively constitute all of the material Governmental Authorizations necessary to permit SEI to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit SEI to own and use its assets in the manner in which it currently owns and uses such assets.

     3.18  Labor Relations; Compliance.  (a) There is no action, arbitration,
           ---------------------------
audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator against or affecting SEI relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting SEI or its premises; (b) there is no strike, labor dispute, slowdown, or stoppage actually pending or, to the best of SEI's knowledge, threatened against SEI; (c) no application for certification of a collective bargaining agent is pending and, to the best of SEI's knowledge, no union organizing activities are taking place; (d) to the best of SEI's knowledge, no grievance that might have an adverse effect on SEI or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist; (e) SEI is not subject to any collective bargaining agreement; and (f) SEI has not experienced any material work stoppage or other material labor difficulty. There is no lockout of any employees by SEI, and no such action is contemplated by SEI. SEI has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

     3.19  Leases.  Section 3.19 of the SEI Schedule contains an accurate and
           ------
complete description of the terms of all material leases pursuant to which SEI leases real or personal property, including without limitation whether or not any consents to the consummation of the Merger are required under such leases. To the best of SEI's knowledge, all such leases are valid, binding and enforceable in accordance with their terms, in full force and effect, there are no existing defaults thereunder by SEI or (to the best of SEI's knowledge) any other party thereto, and, to the best of SEI's knowledge, no event of default has occurred that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. SEI has delivered to NavTech or provided NavTech with access to true and correct copies of all such leases.

     3.20  Finders.  All negotiations relative to this Agreement and the
           -------
transactions contemplated hereby have been carried on by SEI directly with NavTech and without the intervention of any person, either as a result of the act of SEI, or, to the knowledge of SEI, otherwise, in such manner as to give rise to any valid claim against any of the parties for a finder's fee or other similar payment.

     3.21  Corporate Minutes, Etc.   The minute books, stock record books, stock
           -----------------------
certificate book and other corporate records of SEI, all of which have been made available to NavTech, are complete and correct and have been maintained in accordance with sound business practices. The minute books of SEI contain accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of SEI, and no meeting of any such shareholders, the board of directors, or any committee has been held for which minutes have not been prepared and are not contained in such minute books. The signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. At the Effective Time, all of those books and records will be in the possession or under the control of SEI. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdictions.

     3.22  Insider Transactions.  Except as set forth in Section 3.22 of the SEI
           --------------------
Schedule, no director or officer of SEI and no person related to any of them has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation any Intellectual Property Assets, used in connection with or pertaining to the business of SEI, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of SEI; provided, however, that no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

     3.23  Employees, Independent Contractors and Consultants.
           --------------------------------------------------

     (a) Section 3.23(a) of the SEI Schedule lists all currently effective consulting, independent contractor or employment agreement and other material agreements concluded with individual employees, officers, directors, independent contractors or consultants to which SEI is a party. SEI has delivered to NavTech or provided NavTech with access to true and correct copies of all such written agreements (or in the case of the same form of agreement being used multiple times, copies of such form agreement).

     (b) Section 3.23(b) of the SEI Schedule contains a complete and accurate list of the following information for each retired employee, officer and director of SEI, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other material benefits.

     (c) To the best of SEI's knowledge, no employee of SEI is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect
(i) the performance of his duties as an employee of SEI, or (ii) the ability of SEI to conduct its business. To the best of SEI's knowledge, no officer, or other key employee of SEI intends to terminate his employment with SEI.

     3.24  No Bonus Payments Contingent on Merger.  Except as provided in
           --------------------------------------
Section 7.12 hereof, SEI has no obligation to make any payment to any employee of SEI or any other person as a direct or indirect result of the Merger.

     3.25  Full Disclosure.  (a)  No statement by SEI contained in this
           ---------------
Agreement and the Exhibits attached hereto or any written statement or certificate furnished to or to be furnished to NavTech pursuant to the express requirements hereof as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made.

     (b) No information provided by SEI to NavTech for inclusion in the preliminary prospectus being filed as part of NavTech's registration statement on Form S-1 under the Securities Act of 1933 as amended, for purposes of the IPO contains, and no such information provided by SEI to NavTech for inclusion in any subsequent preliminary prospectus or the prospectus forming part of such registration statement will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such prospectuses not materially misleading.

                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES REGARDING SUBSIDIARY

     NavTech and Subsidiary, jointly and severally, represent and warrant to SEI and the Principal Shareholder as follows:

     4.01  Organization.  Subsidiary is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of the State of Delaware. Subsidiary was recently organized, has no prior business activities or operations, and has no significant assets or liabilities or obligations other than those relating to the Merger.

     4.02  Capitalization.  The authorized capital stock of Subsidiary consists
           --------------
of 1,000 shares of common stock of which 100 shares are validly issued and outstanding, fully paid and nonassessable and are owned by NavTech, free and clear of all liens, claims and encumbrances.

     4.03  Authority Relative to this Agreement.
           ------------------------------------

     (a) This Agreement constitutes the legal, valid, and binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms. Subsidiary has the power to enter into this Agreement, the Merger Agreement and the other Subsidiary Merger Documents to which it is a party and to carry out its obligations under all of the foregoing. The execution and delivery of this Agreement and the other Subsidiary Merger Documents to which it is a party and the consummation of the transactions contemplated under all of the Merger Documents, have been duly authorized by Subsidiary's Board of Directors and, if required, duly approved by Subsidiary's shareholder. No other corporate proceedings on the part of Subsidiary are necessary to authorize this Agreement, the Merger Agreement and the transactions contemplated by the Merger Documents.

     (b) Neither the execution and delivery of this Agreement nor the consummation of the Merger will, directly or indirectly (with or without notice or lapse of time):

           (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of Subsidiary, or (B) any resolution adopted by the Board of Directors or Subsidiary's shareholder;

           (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or the Merger or to exercise any remedy or obtain any relief under, any Governmental Authorization, or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator to which Subsidiary, or any of the assets owned or used by Subsidiary, may be subject;

           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Governmental Authorization that is held by Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, Subsidiary;

           (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) to which Subsidiary is legally bound;

           (v) result in the imposition or creation upon or with respect to any of the assets owned or used by Subsidiary of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

     (c) Except as described in this Agreement, no consent of any Person who is not a party to this Agreement, nor consent of, or filing with, any Governmental Authority, is required to be obtained on the part of Subsidiary to permit, or avoid any material adverse consequence by reason of, the Merger.

                                   ARTICLE V
              CONDUCT OF BUSINESS OF SEI PRIOR TO EFFECTIVE DATE

     5.01  Conduct of Business of SEI.  During the period from the date of this
           --------------------------
Agreement to the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI shall conduct its operations according to its ordinary and usual course of business, use its reasonable best efforts consistent with its undertaking hereunder to preserve intact its business organization, keep available the services of its officers and significant employees and maintain satisfactory relationship with suppliers, landlords, creditors, agents, customers and others having business relationships with SEI all in accordance with its ordinary and usual course of business.
Prior to the Effective Date, SEI shall not, without the written consent of NavTech or as otherwise expressly provided herein:

     (a) amend its Certificate of Incorporation or By-laws or similar governing documents;

     (b) split, combine or reclassify any shares of its capital stock or declare, pay, or set aside for payment any dividend (whether in cash, stock or property) in respect of its capital stock, nor shall SEI, directly or indirectly, redeem, purchase or otherwise acquire any share of its capital stock;

     (c) authorize or issue or sell any shares of its capital stock or options, warrants to purchase, or rights to subscribe to, or enter into any agreement, contract, or commitment with respect to, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure, except for (i) the issuance of 657 shares of SEI common stock to Fidelis N. Umeh in consideration for the Umeh Release Agreement and (ii) options issued to employees, as specified in a schedule delivered to NavTech prior to the date of this Agreement, for not more than 611.331913 shares of SEI common stock, in the aggregate, at a price per share of not less $5,561.62, which options shall be converted at the Effective Date into options to acquire shares of NavTech Common Stock in accordance with Section 1.02(b);

     (d) organize any new subsidiary, acquire any capital stock or other equity securities of any corporation, or acquire any equity interest in any business;

     (e) permit any insurance policy to lapse (unless substitute policies with at least the same coverage is obtained);

     (f) sell any undivided interest in, or grant any type of exclusive right with respect to, Intellectual Property Assets;

     (g) enter into any agreements (A) other than in the ordinary course of business, or (B) relating to any agreement involving expected payment by SEI of One Hundred Thousand Dollars ($100,000) or more or (C) relating to any agreement involving expected receipt by SEI of Two Million Dollars ($2,000,000) or more;

     (h) grant any license or right in, to or under, any Intellectual Property Asset, except such grants which occur in the ordinary course of business;

     (i)   commence or commit to commence development of a new line of business;

     (j) commence or commit to commence development of a new product which is expected to result in expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate;

     (k) pledge, encumber or otherwise hypothecate any material tangible or intangible asset, or enter into any loan or similar arrangement pursuant to which SEI borrows or lends (excluding existing line of credit or similar financing arrangement) in the aggregate in excess of Twenty-Five Thousand Dollars ($25,000);

     (l) adopt any new or amend any existing employee benefit arrangement of the type required to be listed pursuant to Section 3.11, except as may be required by applicable law;

     (m) enter into any new leases (exclusive of renewals) for real or personal property which cannot be terminated by SEI within one (1) year from commencement without payment of penalty or premium or which calls for payments during such one (1) year period in excess of One Hundred Thousand Dollars ($100,000);

     (n) amend any existing employment or independent contractor agreement, or enter into any new employment or independent contractor agreement that provides for more than One Hundred Fifty Thousand Dollars ($150,000) per year in payments (including, in the case of an employment agreement, salary and benefits) or which cannot be terminated without premium or penalty upon no more than three
(3) months notice;

     (o) license or otherwise obtain from any third party any software, hardware or related proprietary right on the condition that SEI devote material development or marketing efforts to such product or related proprietary right or on the condition that SEI pay minimum royalties in excess of Seventy Five Thousand Dollars ($75,000) in any twelve (12) month period; or

     (p) exercise any rights it may have (whether now owned or hereafter acquired) to acquire additional shares of NavTech Common Stock.

     5.02  Consents.  SEI shall use its reasonable best efforts to obtain at the
           --------
earliest practicable date, and in any event prior to the Effective Date, all material consents required to be obtained by any law, regulation, order, agreement or instrument prior to consummating the Merger, whether such consent is to be obtained from private parties or governmental or regulatory authorities or agencies.

     5.03  Notification of Changes; Disclosure Schedule Updates.  SEI shall
           ----------------------------------------------------
promptly notify NavTech in writing of the existence or happening of any fact, event or occurrence which should be included in the SEI Schedule in order to make the representations and warranties of SEI set forth in ARTICLE III true and correct in all material respects as of the Effective Date (each additional written disclosure by SEI pursuant to this Section 5.03 being hereinafter referred to as a "Disclosure Schedule Update"). SEI will promptly notify NavTech of the occurrence of any breach of any covenant of SEI in this Agreement or of the occurrence of any event that may reasonably be expected to make the satisfaction of the conditions in ARTICLE VIII impossible or unlikely.

     5.04  Further Assurances.  SEI shall execute and deliver such instruments
           ------------------
and take such other actions as NavTech may reasonably require in order to carry out the intent of this Agreement.

     5.05  Litigation.  Prior to the earlier to occur of the Effective Date or
           ----------
the termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI shall immediately notify NavTech in writing of any suit or other legal or administrating proceeding instituted or threatened against SEI. In addition, SEI shall keep NavTech apprised of all material developments in litigation or regulatory matters set forth in the SEI Schedule and shall provide NavTech a reasonable opportunity to review and comment on any proposed filings in such matters. SEI shall not commence or institute any suit or other legal or administrative proceeding without first giving NavTech reasonable notice of no less than seventy-two (72) hours of any such action.

     5.06  Cooperation.  SEI shall cause its officers, employees, attorneys,
           -----------
agents, investment bankers, accountants, counsel and other representatives to cooperate fully with NavTech until the Merger is consummated or this Agreement is terminated.

     5.07  No Negotiations.  Until such time as the Effective Date has occurred
           ---------------
or such time that this Agreement is terminated pursuant to the provisions of
ARTICLE IX of this Agreement, none of SEI, the Principal Shareholder, acting in his individual capacity, or, subject to each of their respective fiduciary obligations, any of the officers, directors or employees of SEI, acting on behalf of SEI, shall conduct or engage in any negotiations or discussions, of whatever nature, with any persons other than NavTech or its authorized representatives, regarding the sale, assignment or other transfer of right, title or interest in and to any of the stock of SEI or in and to any of the assets or properties, whether tangible or intangible, owned, held, licensed, leased or used by SEI as of the date of this Agreement other than in the ordinary course of business and consistent with the other provisions of this Agreement.

     5.08  Negative Covenants.  Except as otherwise expressly permitted by this
           ------------------
Agreement, between the date of this Agreement and the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI will not, without the prior consent of NavTech, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in
Section 3.06 is likely to occur.

     5.09  Negative Covenant of the Principal Shareholder.  Prior to the
           ----------------------------------------------
earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, the Principal Shareholder shall not transfer, assign, pledge or otherwise encumber any SEI Common Stock owned or controlled, directly or indirectly, by the Principal Shareholder.


                                  ARTICLE VI
                 CONDUCT OF BUSINESS OF NAVTECH AND SUBSIDIARY

     6.01  Conduct of Business of NavTech.  During the period from the date of
           ------------------------------
this Agreement to the earlier to occur of the Effective Date or termination of this Agreement pursuant to the provisions of ARTICLE IX, NavTech agrees that:

     (a) it shall not merge with or agree to merge into another corporation, except in a transaction in which NavTech is the surviving corporation and its shareholders continue to hold shares of NavTech capital stock;

     (b) it shall not authorize or issue any options to purchase shares of NavTech Common Stock, except as contemplated in Section 2.02(b); and

     (c) it shall execute and deliver such instruments and take such other actions as SEI may reasonably require in order to carry out the intent of this Agreement and shall cause its officers, employees, attorneys, agents, investment bankers and other representatives to cooperate fully with SEI.

     6.02  Consents.  NavTech shall use its reasonable best efforts to obtain
           --------
at the earliest practicable date, and in any event prior to the Effective Date, all material consents required to be obtained by any law, regulation, order, agreement or instrument prior to consummating the Merger, whether such consent is to be obtained from private parties or governmental or regulatory authorities or agencies.

     6.03  Notification of Changes; Disclosure Schedule Updates.  NavTech shall
           ----------------------------------------------------
promptly notify SEI in writing of the existence or happening of any fact, event or occurrence which should be included in the NavTech Schedule in order to make the representations and warranties of NavTech set forth in ARTICLE II true and correct in all material respects as of the Effective Date (each additional written disclosure by NavTech pursuant to this Section 6.03 being hereinafter referred to as a "Disclosure Schedule Update"). Any information set forth in any subsequent preliminary prospectus forming a part of NavTech's registration statement described in the introductory paragraph of ARTICLE II shall be deemed to be a NavTech Disclosure Schedule Update. NavTech will promptly notify SEI of the occurrence of any breach of any covenant of

NavTech in this Agreement or of the occurrence of any event that may reasonably be expected to make the satisfaction of the conditions in ARTICLE VIII impossible or unlikely.

     6.04  Litigation.  Prior to the earlier to occur of the Effective Date or
           ----------
the termination of this Agreement pursuant to the provisions of ARTICLE IX, NavTech shall immediately notify SEI in writing of any suit or other legal or administrating proceeding instituted or threatened against NavTech. In addition, NavTech shall keep SEI apprised of all material developments in litigation or regulatory matters set forth in the NavTech Schedule.

     6.05  Negative Covenants.  Except as otherwise expressly permitted by this
           ------------------
Agreement, between the date of this Agreement and the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, NavTech will not, without the prior consent of SEI, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 2.10 is likely to occur.

     6.06  Conduct of Business of Subsidiary.  During the period from the date
           ---------------------------------
of this Agreement to the Effective Date, Subsidiary shall not engage in any business or activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     7.01  Access and Information.  Each party shall afford, upon reasonable
           ----------------------
notice, to the other and to its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, to all of its properties, books, contracts, commitments and records and, during such period, shall furnish to such other party all information concerning its business, properties and personnel as the requesting party may reasonably request, provided that no investigation pursuant to this Section 7.01 shall affect the parties' rights to rely on any representations or warranties or the conditions to the obligations of the parties to consummate the Merger. Each party hereby agrees, on behalf of itself and its accountants, counsel and other representatives, that information provided pursuant to this Section 7.01 will be used solely for the purposes of evaluating and consummating the transactions contemplated by this Agreement and that such information will be maintained in confidence by them, except to the extent such information is in the public domain or disclosure is required by law. It is expressly agreed that the covenant set forth in the immediately preceding sentence shall also apply to any information furnished by the other party prior to the date of this Agreement in anticipation of this Agreement or otherwise in connection with the transactions contemplated hereby.

     In the event that between the date hereof and the earlier to occur of the Effective Date or termination of this Agreement pursuant to the provisions of
ARTICLE IX, any Governmental

Body or Person shall commence any examination, review, investigation, action, suit or proceeding against SEI or NavTech with respect to the Merger, the party as to which such examination, review, investigation, action, suit or proceeding is commenced shall give prompt notice thereof to the other parties, shall keep the other parties informed as to the status thereof and shall permit the other parties to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.

     7.02  Registration Statement; Prospectus.  SEI shall cooperate, at
           ----------------------------------
NavTech's expense, with NavTech in assuring that the shares of NavTech Common Stock to be issued to the SEI Shareholders in the Merger are offered and issued in compliance with Federal and State securities laws, statutes, codes, ordinances, rules and regulations.

     7.03  Further Assurances.  SEI and the Principal Shareholder shall use all
           ------------------
reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the IPO, including, but not limited to, providing to NavTech such information as may be reasonably requested by NavTech for inclusion in any preliminary prospectus or prospectus being filed as part of NavTech's registration statement on Form S-1 under the Securities Act of 1933, as amended, for purposes of the IPO.

     7.04  Certain Defaults.  NavTech and SEI will give prompt written notice
           ----------------
to the other of (a) any notice of default received by either of them subsequent to the date of this Agreement and prior to the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX under any material instrument or material agreement to which either is a party or by which either of them is bound, which default would, if not remedied, result in any material adverse change in the financial condition or business of either of them, or which would render materially incorrect any representation or warranty made herein, and (b) any suit, action or proceeding instituted or, to the knowledge of either party, threatened against or affecting either party subsequent to the date of this Agreement and prior to the earlier to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX.

     7.05  Communications.  Between the date hereof and prior to the earlier
           --------------
to occur of the Effective Date or the termination of this Agreement pursuant to the provisions of ARTICLE IX, neither NavTech nor SEI will furnish any written communication to its shareholders or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement or the Merger Agreement without furnishing to the other party copies of such written materials a reasonable amount of time prior to the distribution of such materials to its shareholders or the public generally and, in the event that the other party reasonably objects to the distribution of such materials, NavTech or SEI, as the case may be, will not distribute such materials to its shareholders or the public generally.

     7.06  Employment Agreement.  NavTech shall, concurrently with the Closing
           --------------------
(as defined below) execute and deliver an employment agreement in the form of Exhibit "E" attached hereto and made a part hereof (the "Employment Agreement") with the Principal Shareholder.

     7.07  Expenses.  Except as provided in Section 7.02, whether or not the
           --------
Merger is consummated, all costs and expenses incurred by NavTech and Subsidiary in connection with this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby shall be paid by NavTech. Whether or not the Merger is consummated, all costs and expenses incurred by SEI in connection with this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby shall be paid by SEI; provided, that, as a condition to NavTech's obligations to consummate the Merger, all costs and expenses so incurred by SEI in excess of Two Hundred Thousand Dollars ($200,000) that are paid or payable to legal or financial advisors engaged by SEI shall be paid by the Principal Shareholder either directly or by reimbursement to SEI. For the purposes of this Section 7.07, the parties hereby confirm their understanding that legal costs and expenses incurred by Umeh in connection with the negotiation of the termination of the Existing Umeh Agreement (as defined below) and the Umeh Release Agreement (as defined below), and other related agreements, shall not be deemed to be expenses incurred by SEI, and shall be the personal obligations of Umeh. Between the date of this Agreement and the earlier to occur of the Effective Date or termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI shall not pay or become obligated to pay any such costs and expenses, directly or indirectly to, or on behalf of, Umeh.

     7.08  Satisfaction of Obligations to Umeh.  As of the Effective Date, all
           -----------------------------------
outstanding obligations to Umeh under that certain Employment Agreement dated as of December 29, 1988 (the "Existing Umeh Agreement") shall have been satisfied in full and such Employment Agreement shall have been terminated and Umeh shall execute and deliver a written release in favor of SEI, in substantially the form of the June 17, 1996 draft release delivered to NavTech prior to the date hereof (the "Umeh Release Agreement"). As a condition to NavTech's obligations to consummate the Merger, all costs and expenses (including any payments to be made directly to Umeh) relating to satisfaction of SEI's obligations to Umeh under the Existing Umeh Agreement, except payments made pursuant to paragraphs 4, 5, 6 or 7 of the Existing Umeh Agreement and except obligations that are satisfied by the issuance of SEI Common Stock to Umeh, shall be paid by the Principal Shareholder.

     7.09  Certain Information.  Between the date of this Agreement and the
           -------------------
earlier to occur of the Effective Date or termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI shall continue to prepare, and promptly after such reports are prepared, furnish NavTech with copies of, SEI's monthly financial reports which it has in the past customarily prepared for internal use of management.

     7.10  Reasonable Best Efforts.  SEI, NavTech and Subsidiary shall use their
           -----------------------
reasonable best efforts to cause all conditions to closing to be satisfied, but nothing herein shall commit

NavTech to proceed with the IPO if, in its sole discretion, NavTech's Board of Directors determines not to do so.

     7.11  Proprietary Rights Agreements.  Between the date of this Agreement
           -----------------------------
and the earlier to occur of the Effective Date or termination of this Agreement pursuant to the provisions of ARTICLE IX, SEI shall require all new employees or independent contractors to execute and deliver to SEI a confidentiality and proprietary rights ownership agreement substantially in the form of Exhibit H. In the event that the form of agreement set forth in Exhibit H materially impairs SEI's ability to hire new employees or independent contractors, the parties shall use their best efforts to mutually agree upon a substitute form of confidentiality and proprietary rights ownership agreement.

     7.12  SEI Payments to Profit Sharing Plans.  SEI agrees that its payments
           ------------------------------------
to employees for the year ending September 30, 1996 under the Profit Participation Plan ("PPP"), as described in that certain memorandum to PPP participants, dated October 1, 1995, and the Corporate Profit Participation Plan ("CPP"), as described in the CPP description of September 12, 1986, shall not exceed $1,800,000 in the aggregate, plus the amount of the participants' contributions to the PPP and CPP, and an aggregate of $394,993 in carry forwards under the CPP for the year ended September 30, 1995 (the "Carry Forward"), which is the amount of such carry forwards as reflected on the Balance Sheet and is not included in the $1,800,000 aggregate amount referred to above. The parties agree and acknowledge that the PPP shall remain in effect through September 30, 1996. The parties further agree and acknowledge that (i) SEI shall amend the CPP to provide that the CPP shall terminate upon the occurrence of the Effective Date, (ii) the Principal Shareholder, in his capacity as a participant in the CPP, shall not be entitled to any payment upon the termination of the CPP in excess of his contribution to the CPP, except (A) such payments as he would have been entitled absent the occurrence of the Merger and the termination of the CPP (but excluding, for purposes of such calculation, the fees and expenses incurred by SEI relative to the Merger and the IPO) and (B) his portion of the Carry Forward, and (iii) Richard Weiland, in his capacity as a participant in the CPP, shall not be entitled to any payment upon the termination of the CPP in excess of his contribution to the CPP, except (A) such payments as he would have been entitled absent the occurrence of the Merger and the termination of the CPP (but excluding, for purposes of such calculation, the fees and expenses incurred by SEI relative to the Merger and the IPO), (B) his portion of the Carry Forward and (C) subject to the maximum amount payable to him under the CPP, an additional payment not to exceed $150,000 (which amount is included in the $1,800,000 aggregate amount referred to above). Following the date of this Agreement and prior to the earlier to occur of the Effective Date or the termination of this Agreement pursuant to ARTICLE IX, SEI shall not make payments under the CPP to any person, except the Principal Shareholder and Richard Weiland, and only the payments provided for herein shall be made if the CPP is terminated as provided herein. SEI shall make the required payments under the CPP within 90 days after the Effective Date, the calculation of which shall be based on the financial results for SEI for the period October 1, 1995 through the Effective Date, which results shall be calculated on a basis consistent with past practice.

     7.13  Indemnity to Former Officers and Directors.  For a period of six (6)
           ------------------------------------------
years following the Effective Date, to the extent provided in Article V of SEI's Bylaws in effect on April 30, 1996, SEI shall indemnify each former director and officer of SEI with respect to acts committed by him or her prior to the Effective Date, except that the Principal Shareholder shall not be entitled to indemnification with respect to any act, matter, cause or thing for which an Indemnified Person is entitled to indemnification from the Principal Shareholder under the Principal Shareholder Agreement.

     7.14  Tax Returns.   NavTech agrees to, or to cause Subsidiary to, prepare
           -----------
and file all federal, state and local tax returns due by SEI on or after the Effective Date (including those pertaining to short Tax years) in a timely manner and pay all Taxes due in connection therewith, and to keep, preserve and maintain SEI's records and make them available to the SEI Shareholders upon reasonable notice and at reasonable times. Notwithstanding the preceding sentence, NavTech shall not have any obligation to file any return with, or pay any Tax to, any jurisdiction that SEI had not previously filed returns with, or paid Tax to, prior to the Effective Date.


                                 ARTICLE VIII
                             CONDITIONS PRECEDENT

     8.01  Conditions to NavTech's and SEI's Obligation to Effect the Merger.
           -----------------------------------------------------------------
The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived in writing by NavTech and SEI:

     (a) No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits consummation of the Merger.

     (b) An initial public offering of NavTech Common Stock at an aggregate offering price of at least $100,000,000 (including any shares concurrently purchased directly by Philips Electronics N.V. or its affiliates and others) and upon terms reasonably acceptable to NavTech shall be ready to be closed immediately following the Effective Date.

     (c) There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement, and in which, in the good faith judgment of the Board of Directors of either NavTech or SEI (relying on the advice of their respective legal counsel), such regulatory body or private party has a reasonable possibility of prevailing and such relief would have a material adverse effect on either such party.

     (d) Any and all consents from any governmental body or agency required for the consummation of the Merger or for the continuation of the business of SEI as a subsidiary of NavTech shall have been obtained, except such consents with respect to which the failure to obtain could not reasonably be expected to have a Materially Adverse Effect (as such term is defined in ARTICLE II or III, as applicable) on NavTech or SEI.

     (e) SEI and NavTech shall have received a certificate from an authorized officer of Philips Electronics N.V. or an affiliate thereof ("Philips") to the effect that Philips has received or obtained any consents or approvals required to be received or obtained by it or any of its affiliates in order for the transactions contemplated in this Agreement to be consummated.

     8.02  Conditions to Obligation of SEI to Effect the Merger.  The
           ----------------------------------------------------
obligation of SEI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived in writing by SEI:

     (a) NavTech and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date and the representations and warranties of NavTech and Subsidiary contained in this Agreement shall be true as of the date of this Agreement and shall be true on and as of the Effective Date; and SEI shall have received a certificate of the President of NavTech, certifying to each of the foregoing effects. It is agreed and understood that, after the date of this Agreement, NavTech may deliver Disclosure Schedule Updates to SEI in the manner contemplated by Section 6.03. Completion of the Closing shall constitute conclusive evidence of the acceptance of such Disclosure Schedule Updates by SEI, and a waiver by SEI of the condition to Closing pursuant to this clause (a) to the extent of the matters described in such Disclosure Schedule Updates, which acceptance and waiver shall be automatic without the necessity of any other action by or on behalf of SEI pursuant to Sections 9.04 and 12.05.

     (b) SEI shall have received from counsel to NavTech one or more opinions dated on or prior to the Effective Date, reasonably satisfactory to SEI, substantially to the effect that:

           (i) NavTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its property and carry on its business as now conducted;

           (ii) NavTech has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Merger Documents. NavTech has taken all requisite corporate action to approve and adopt this Agreement and all of the other Merger Documents and to approve and to authorize the carrying out of the transactions contemplated hereunder and thereunder, and this Agreement and the NavTech Merger Documents have been duly executed and delivered by NavTech and constitute legal, valid and binding obligations of NavTech, enforceable in accordance with their terms;

          (iii) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to enter into and carry out its obligations under this Agreement and the other Merger Documents, and all of the outstanding shares of capital stock of Subsidiary are validly issued, fully paid and nonassessable and are owned of record by NavTech;

           (iv) Subsidiary has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Merger Documents. Subsidiary has taken all requisite corporate action to approve and adopt this Agreement and all of the other Subsidiary Merger Documents and to approve and to authorize the carrying out of the transactions contemplated under the Subsidiary Merger Documents, and the Subsidiary Merger Documents have been duly executed and delivered by Subsidiary and constitute legal, valid and binding obligations of Subsidiary, enforceable in accordance with their terms;

           (v) The shares of NavTech Common Stock to be delivered in exchange for the outstanding SEI Common Stock will, when issued as contemplated by this Agreement and the Merger Agreement, be validly issued, fully paid and nonassessable;

           (vi) The execution, delivery and performance of this Agreement and the other NavTech and Subsidiary Merger Documents by NavTech and Subsidiary, and the consummation of the transactions contemplated by this Agreement and the Merger Documents, will not result in a breach, violation or default under the Certificate of Incorporation or Bylaws of NavTech or Subsidiary, or under any judgment, decree, order, Governmental Authorization, agreement, indenture or instrument of NavTech or Subsidiary or to which NavTech or Subsidiary is a party which is disclosed in the NavTech Schedule as supplemented by any Disclosure Schedule Update or otherwise actually known by such counsel;

           (vii) Except for matters disclosed in such opinion, any public documents filed by NavTech in order to comply with federal securities law and/or the NavTech Schedule, such counsel does not know of any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened to which NavTech or any of its subsidiaries, including Subsidiary, is a party which might reasonably be expected to result in a material adverse change in the business or financial condition of NavTech and its subsidiaries, taken as a whole, or which seeks to prohibit, restrain or enjoin the Merger;

          (viii) Each of the Employment Agreement and the Principal Shareholder Agreement (as defined in Section 8.02(e) below) has been duly executed and delivered by NavTech and each such agreement constitutes the legal, valid and binding obligation of NavTech, enforceable in accordance with its terms; and

           (ix) To such counsel's knowledge, there is no material consent, approval, authorization, order, registration, qualification or filing of or with any court, regulatory authority or other governmental body required as a condition to the consummation by NavTech and

Subsidiary of the transactions contemplated under the Merger Documents that has not been obtained.

     Such opinion may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights ("Creditors' Exceptions"), by customary exceptions to the availability of equitable remedies ("Equitable Exceptions") and by (with respect to employee matters or indemnity obligations for violation of federal or state securities laws) such limitations as may be judicially imposed by reference to public policy considerations affecting employee relations or the enforcement of federal or state securities laws ("Public Policy Exceptions"). Such opinion may rely on the opinions of other counsel for NavTech with respect to appropriate matters. No opinion shall be required with respect to federal and state antitrust and unfair competition laws and regulations.

     (c) The Merger pursuant to this Agreement and the Merger Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of SEI Common Stock entitled to vote thereon, and all other corporate action required by law with respect to the Merger shall have been taken. All statutory requirements for the valid consummation by SEI of the transaction contemplated by this Agreement and the Merger Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by SEI of the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained.

     (d) NavTech shall have executed and delivered to the Principal Shareholder the Employment Agreement.

     (e) NavTech shall have executed and delivered to the Principal Shareholder the Principal Shareholder Agreement in the form attached hereto as Exhibit "F" and made a part hereof (the "Principal Shareholder Agreement").

     8.03  Conditions to Obligations of NavTech and Subsidiary to Effect the
           -----------------------------------------------------------------
Merger.  The obligations of NavTech and Subsidiary to effect the Merger shall
- ------
be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived in writing by NavTech and Subsidiary:

     (a) SEI shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date and the representations and warranties of SEI contained in this Agreement shall be true as of the date of this Agreement and on and as of the Effective Date, without giving effect to any Disclosure Schedule Update; and NavTech shall have received a certificate of the Principal Shareholder and the President of SEI, certifying to each of the foregoing effects. It is agreed and understood that, after the date of this Agreement, SEI may deliver Disclosure Schedule Updates to NavTech in the manner contemplated by Section 5.03. Completion of the closing shall constitute conclusive evidence of the acceptance of such Disclosure Schedule Updates by NavTech, and a waiver by NavTech of the condition to closing pursuant to this clause (a) to the extent of the matters described in such Disclosure Schedule Updates, which acceptance and waiver shall be automatic without the necessity of any other action by or on behalf of NavTech or Subsidiary pursuant to Sections 9.04, 12.04 and 12.05. The acceptance of such Disclosure Schedule Updates and such waiver by NavTech will not, in and of itself, negate, limit or impair any of NavTech's rights under the Principal Shareholder Agreement.

     (b) Any and all consents from other parties to contracts material to SEI's business and of any other governmental body or agency required for the consummation of the Merger or for the continuation of the business of SEI as a subsidiary of NavTech have been obtained.

     (c) NavTech shall have received from Neal, Gerber & Eisenberg an opinion, dated the Effective Date, reasonably satisfactory to NavTech, substantially to the effect that:

           (i) SEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its property and carry on its business as now conducted;

           (ii) To such counsel's knowledge, SEI's authorized and outstanding or reserved capital stock, and all outstanding capital stock, is, of record, as stated in such opinion (which shall be consistent with SEI's representations, warranties and agreements in this Agreement) and all of the outstanding shares (and warrants or options for the purchase thereof) of SEI Common Stock are or have been duly authorized, validly issued and, in the case of shares, fully paid and nonassessable;

           (iii) SEI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Merger Documents. SEI and the SEI Shareholders have taken all requisite corporate action to approve and adopt this Agreement and the other Merger Documents and to approve and to authorize the carrying out of the transactions contemplated hereunder and thereunder, and this Agreement and the other SEI Merger Documents have been duly executed and delivered by SEI and constitute legal, valid and binding obligations of SEI, enforceable in accordance with their terms;

           (iv) The execution, delivery and performance of this Agreement and the other SEI Merger Documents by SEI and the consummation of the transactions contemplated hereunder and thereunder will not result in a breach, violation or default under the Certificate of Incorporation or By-laws of SEI or under any judgment, decree, order, Governmental Authorization or license, agreement, indenture or instrument of SEI or to which SEI is a party which is disclosed in the SEI Schedule as supplemented by any Disclosure Schedule Update or otherwise actually known by such counsel;

           (v) Except for matters disclosed in such opinion or in the SEI Schedule, as supplemented by any Disclosure Schedule Update, such counsel does not know of any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened to which SEI is a party which might reasonably be expected to result in a material adverse change in the business or financial condition of SEI or which seeks to prohibit, restrain or enjoin the Merger;

           (vi) To such counsel's knowledge, there is no material consent, approval, authorization, order, registration, qualification or filing of or with any court, regulatory authority or other governmental body required as a condition to the consummation by SEI of the transactions contemplated by the Merger Documents that has not been obtained;

           (vii) The Employment Agreement, the Umeh Release Agreement, and the Principal Shareholder Agreement have been duly executed and delivered by the Principal Shareholder and Umeh, as applicable, and constitute the legal, valid and binding obligation of such parties, enforceable in accordance with their terms;

           (viii) Except as disclosed in such opinion, to such counsel's knowledge, no SEI Shareholder has exercised any shareholders' appraisal rights within the meaning of the Delaware General Corporation Law.

     Such opinion may be limited by Creditors' Exceptions, Equitable Exceptions
and Public Policy Exceptions.   Such opinion may rely, to the extent such
counsel may consider reasonable, on the opinion of other counsel for SEI or any of the SEI Shareholders with respect to appropriate matters. No opinion shall be required with respect to federal and state antitrust and unfair competition laws and regulations or the non-competition provision set forth in the Employment Agreement.

     (d) NavTech shall have received from Day, Berry & Howard, an opinion, dated the Effective Date, reasonably satisfactory to NavTech, substantially to the effect that the issuance of NavTech Common Stock in connection with the Merger does not require registration under the Securities Act of 1933, as amended.

     (e) The Merger pursuant to this Agreement and the Merger Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of SEI Common Stock entitled to vote thereon, and all other corporate action required by law with respect to the Merger shall have been taken. All statutory requirements for the valid consummation by NavTech and Subsidiary of the transactions contemplated by this Agreement and the Merger Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by NavTech and Subsidiary of the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained.

     (f) Shareholders of SEI owning, in the aggregate, not more than one percent (1%) of the outstanding shares of SEI Common Stock shall have exercised their appraisal rights in connection with the Merger pursuant to Section 262 of the Delaware Corporation Law.

     (g) The Principal Shareholder shall have executed and delivered to NavTech the Employment Agreement.

     (h) Umeh shall have executed and delivered to SEI and NavTech the Umeh Release Agreement.

     (i) The Principal Shareholder shall have executed and delivered to NavTech the Principal Shareholder Agreement.

     (j) SEI shall have delivered such other documents as NavTech may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.02(b), (ii) evidencing the accuracy of any of SEI's representations and warranties, (iii) evidencing the performance by SEI of, or the compliance by SEI with, any covenant or obligation required to be performed or complied with by SEI, (iv) evidencing the satisfaction of any condition referred to in this ARTICLE VIII, or (v) otherwise facilitating the consummation or performance of the Merger.

     (k) Except as contemplated by this Agreement, there must not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, SEI.

     (l) No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which imposes any restrictions or qualifications upon NavTech's ownership of SEI, or its operation and management thereof, following the Merger, or which imposes any restrictions or requirements on any direct or indirect shareholder of NavTech as a result of the Merger.

     (m) Upon the request of NavTech not more than five (5) days prior to the Effective Date, SEI shall have delivered to NavTech an officer's certificate, in form and substance reasonably satisfactory to NavTech, setting forth (i) the number of shares of SEI Common Stock that will be outstanding at the Effective Time, (ii) the aggregate number of shares of SEI Common Stock that may be acquired by the exercise of rights under all SEI Options that will be outstanding at the Effective Time and (iii) confirming that no additional SEI Common Stock or SEI Options will be issued.

                                  ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.01  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time:

     (a) by either SEI or NavTech if a material breach of any provision of this Agreement has been committed by any other party and such breach has not been waived and cannot be cured;

     (b)   by mutual agreement of the Boards of Directors of SEI and NavTech; or

     (c) by the Board of Directors of either SEI or NavTech if the Effective Date shall not have occurred on or before October 1, 1996, or such later date as the parties may agree upon.

     9.02  Effect of Termination.  Each party's right of termination under
           ---------------------
Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by any other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. In the event that this Agreement is terminated by mutual agreement of the parties pursuant to Section 9.01(b), each party shall bear its own expenses in connection with the non-consummated transaction, and there shall be no liability on the part of the Principal Shareholder or SEI, NavTech, Subsidiary, or their respective officers or directors. Notwithstanding the termination of this Agreement, the provisions of Sections 7.01 with respect to confidentiality shall survive for a period of five (5) years following such termination.

     9.03  Amendment.  This Agreement may be amended by the boards of directors
           ---------
of SEI and NavTech at any time, but only by an instrument in writing signed on behalf of each of them. The Principal Shareholder agrees to give his written consent to any such amendment requiring shareholder approval, both as a shareholder of SEI and as a shareholder of NavTech.

     9.04  Extension; Waiver.  At any time prior to the Effective Date, the
           -----------------
Principal Shareholder on behalf of himself and SEI, and NavTech on behalf of itself and Subsidiary, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies of the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                                INDEMNIFICATION

     10.01  Representations and Warranties of NavTech.  In the event the Merger
            -----------------------------------------
is consummated, NavTech and Subsidiary shall be liable with respect to any breach of any warranty or representation contained in Articles II and IV hereof only to the extent, if any, that NavTech or Subsidiary would be liable under applicable securities laws irrespective of the terms and conditions of this Agreement.

     10.02  Termination of SEI's Representations and Warranties.  The
            ---------------------------------------------------
representations and warranties of SEI contained in ARTICLE III hereof shall expire, lapse and be of no further force or effect from and after the Effective Date and after such date, SEI shall have no liability of any nature (including liability to indemnify NavTech) on account of the breach of any such representation or warranty and no SEI Shareholder shall have any right of contribution against SEI in such respect. The expiration and lapse of such representations shall not affect or limit the indemnification obligations of the Principal Shareholder pursuant to Section 10.03.

     10.03  Indemnification Obligations of the Principal Shareholder and other
            ------------------------------------------------------------------
SEI Shareholders.  Notwithstanding anything else in this Agreement or in any
- ----------------
of the Merger Documents to the contrary, the SEI Shareholders shall have no liability to SEI, NavTech or Subsidiary with respect to any aspect of this Agreement other than as explicitly set forth in the Principal Shareholder Agreement or in any other agreement or document to be executed and delivered by any SEI Shareholder individually at or prior to the Closing pursuant to this Agreement.

                                  ARTICLE XI
                                    CLOSING

     11.01  Closing.  The closing (the "Closing") of the transactions
            -------
contemplated by this Agreement and the Merger Agreement shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m. New York Time on the day on which the last of the conditions set forth in
ARTICLE VIII hereof is fulfilled or waived or such other date, time and place as NavTech and SEI may agree (the "Closing Date").

     11.02  Pre-Closing Actions.  Prior to the Closing, NavTech and SEI shall
            -------------------
take the following actions:

     (a) NavTech shall deposit with LaSalle National Trust, N.A., 135 South LaSalle Street, Suite 1825, Chicago, Illinois (the "Exchange Agent"), a sufficient number of shares of NavTech Common Stock to complete the Merger on the Closing Date and shall instruct the

Exchange Agent to distribute NavTech Common Stock so deposited in accordance with Section 1.02 hereof to the SEI Shareholders who have theretofore delivered their shares of SEI Common Stock to the Exchange Agent, as soon as practical after the Effective Time. It is understood by the parties that in order for the Exchange Agent to distribute NavTech Common Stock to the SEI Shareholders on the same day as the day on which the Effective Time occurs the Exchange Agent must receive such shareholders' shares of SEI Common Stock and a transmittal letter in a form reasonably acceptable to NavTech and the Exchange Agent (the "Transmittal Letter") at least five (5) days prior to the Effective Date. The parties hereto shall use their reasonable best efforts to effectuate the distribution of the NavTech Common Stock to the SEI Shareholders as soon as practicable after the Effective Time upon receipt of shares of SEI Common Stock certificates and duly executed Transmittal Letters.

     (b) SEI shall assist the SEI Shareholders in delivering their shares of SEI Common Stock to the Exchange Agent together with the Transmittal Letters at least five (5) days prior to the Effective Date. Such Transmittal Letters shall include the addresses to which the Exchange Agent shall deliver such SEI Shareholders' NavTech Common Stock.

     (c) NavTech, Subsidiary and SEI shall take all necessary steps to pre-clear the Merger Agreement with the Secretary of State of Delaware (including without limitation filing fully executed and acknowledged copies of the Merger Agreement and appropriate officers' certificates with such Secretary of State), in order that on the Closing Date the Merger Agreement may be filed with such Secretary of State upon the exchange of documents required in Sections 8.02 and
8.03 hereof.

     11.03  Exchange of Additional Documents at the Closing.  At the Closing,
            -----------------------------------------------
the following documents as well as any other appropriate documents specified herein, properly executed, shall be delivered by and to the appropriate parties:

            (i) Officer's Certificates as specified in Sections 8.02(a) and 8.03(a);

            (ii) Opinions of counsel, as specified in Section 8.02(b) and 8.03(b).

            (iii) Employment Agreement;

            (iv)  Umeh Release Agreement; and

            (v)   the Principal Shareholder Agreement.

     11.04  Filing of Merger.  Concurrent with the exchange of documents
            ----------------
referred to in Section 11.03, and subject to the provisions of the Merger Agreement, NavTech, SEI and Subsidiary hereby authorize the filing of the Merger Agreement in the office of the Secretary of State of Delaware.

     11.05  Authorization of Exchange.  As soon as practical after receipt of
            -------------------------
confirmation of the effectiveness of the Merger from the Secretary of State of Delaware, NavTech shall notify the Exchange Agent of such effectiveness and authorize the exchange of NavTech Common Stock for SEI Common Stock and the distribution of NavTech Common Stock to the SEI Shareholders in accordance with the instructions contained in the Transmittal Letters accompanying the delivery of the shares of SEI Common Stock to the Exchange Agent.


                                  ARTICLE XII
                              GENERAL PROVISIONS

     12.01  Notices.  All notices, consents, waivers, and other communications
            -------
under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (confirmation requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     (a) if to NavTech or Subsidiary, to NavTech, Attention: Ronald A. Brumback, President and COO, 740 E. Arques Avenue, Sunnyvale, California 94086 (Facsimile No. 408-736-3734), with copies to Martin L. Budd, Esquire, Day, Berry & Howard, One Canterbury Green, Stamford, Connecticut 06901-2047 (Facsimile No. 203-977-7301) and Samuel J. Rozel, Esq., Senior Vice President & General Counsel, Philips Electronics North America Corp., 100 East 42nd Street, New York, New York 10017 (Facsimile No. 212-850-5362); and

     (b) if to SEI: Mitchell Morris, SEI Information Technology, 212 East Ohio Street, 2nd Floor, Chicago, Illinois 60611 (Facsimile No. 312-440-8373), with a copy to Marshall E. Eisenberg, Esq., Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602 (Facsimile No. 312-269-1747).

     (c) if to the Principal Shareholder, T. Russell Shields, 160 E. Pearson #3108, Chicago, IL 60611 (Facsimile No. 312-266-1194) with a copy to Marshall E. Eisenberg, Esq., Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602 (Facsimile No. 312-269-1747).

     12.02  Cooperation.  SEI, the Principal Shareholder, NavTech and
            -----------
Subsidiary each agree to execute and deliver such other documents, certificates, agreement, and other writings and to take such other actions as may be necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

     12.03  Governing Law; Arbitration; Injunctive and Other Relief.   This
            -------------------------------------------------------
Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware. Each party hereby irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Chicago, Illinois with respect to any actions which may arise in connection with this Agreement and are not required by this Section
12.03 to be arbitrated. Except as provided in this Section 12.03, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in Chicago, Illinois in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     Within fifteen (15) days after the commencement of arbitration, NavTech, on behalf of itself and Subsidiary, and the Principal Shareholder, on behalf of himself and SEI, shall each select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators so selected are unable or fail to agree upon the third arbitrator, or either party fails to appoint an arbitrator, such arbitrator or arbitrators shall be selected by the American Arbitration Association.

     Each of the parties to this Agreement acknowledges that a breach of this Agreement may cause the other party irreparable harm which may not be adequately compensated by money damages. Therefore, in the event of a breach or threatened breach by a party, injunctive or other equitable relief will be available to the other party, and any arbitrator acting pursuant to this Agreement shall have the authority to provide such injunctive or other equitable relief. Unless otherwise specified herein, remedies provided herein are not exclusive.

     The arbitrators shall have the authority to award such remedies or relief that a court of the State of Delaware could order or grant in an action governed by Delaware law, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.
The arbitration proceedings shall be conducted in Chicago, Illinois.

     Notwithstanding the foregoing, any party may bring and pursue an action in any Federal or State court located in Chicago, Illinois seeking provisional relief, including a temporary restraining order or preliminary injunction, pending an arbitration proceeding. Any provisional relief obtained shall be discontinued once the arbitrators have assumed jurisdiction and ordered such discontinuance.

     Process in any action or proceeding referred to in this Section 12.03 may be served on any party anywhere in the world.

     12.04  Action by NavTech under this Agreement.  No action by NavTech under
            --------------------------------------
or pursuant to this Agreement, including its giving of any consent or waiver or its agreement to any amendment, modification or termination, may be taken by NavTech except by action of NavTech's SEI Negotiating Committee, or such other person or persons as NavTech's SEI Negotiating Committee shall authorize in writing to act in its stead for a specified purpose.

NavTech's SEI Negotiating Committee consists on the date hereof of William E. Curran, Michael S. Hasley and Ronald A. Brumback. NavTech shall notify SEI and the Principal Shareholder of any changes in the composition of NavTech's SEI Negotiating Committee by notice pursuant to this Agreement.

     12.05  Waiver.  The rights and remedies of the parties to this Agreement
            ------
are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) all waivers shall be in writing and signed by the party granting the waiver, provided, however, the Principal Shareholder may act on behalf of himself and SEI, and NavTech may act on behalf of itself and Subsidiary; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on any other party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.06  Interpretation.  The headings contained in this Agreement are for
            --------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where the context so requires, the masculine gender shall refer to the feminine or neuter.

     12.07  Severability.  If any provision of this Agreement is held invalid or
            ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.08  Miscellaneous.  This Agreement (a) may be executed by the several
            -------------
parties on separate counterparts, (b) constitutes the entire agreement (along with the documents referred to in this Agreement) and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (c) is not intended to confer upon any other person any rights or remedies hereunder, except as provided in Section 7.13.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                    NAVIGATION TECHNOLOGIES
                                    CORPORATION


                                    By: /s/ Thomas A. Lerone
                                       --------------------------------

                                    Title: Chief Financial Officer
                                          -----------------------------


                                    SHIELDS ENTERPRISES, INC.


                                    By: /s/ Mitchell Morris
                                       --------------------------------

                                    Title: Treasurer
                                          -----------------------------


                                    NT ACQUISITIONS CORP.


                                    By: /s/ Ronald Brumback
                                       --------------------------------

                                    Title: President
                                          -----------------------------


                                    T. RUSSELL SHIELDS

                                    /s/ T. Russell Shields
                                    -----------------------------------

                                  EXHIBIT LIST


Paragraph Reference                           Exhibit
- -----------------------------   ------------------------------------

1.   Recital C           A --   Merger Agreement
2.   Omitted             B --   INTENTIONALLY OMITTED
3.   ARTICLE II          C --   NavTech Schedule
4.   ARTICLE III         D --   INTENTIONALLY OMITTED
5.   7.06                E --   Employment Agreement
6.   8.03(e)             F --   Principal Shareholder Agreement
7.   2.02(c)             G --   Amended Certificate of Incorporation
8.   7.11                H --   Form of Proprietary Rights Agreement

                                   EXHIBIT A
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                                MERGER AGREEMENT
                                ----------------

                              See Exhibit 10.16

                                   EXHIBIT B
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------



                             INTENTIONALLY OMITTED

                                   EXHIBIT C
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                                NAVTECH SCHEDULE
                                ----------------

    See June 15, 1996 draft preliminary prospectus being prepared as part of NavTech's registration statement on Form S-1 under the Securities Act of 1933 as amended, for purposes of the IPO, which is made a part hereof,

                                   EXHIBIT D
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                            Intentionally omitted
                            ----------------------

                                   EXHIBIT E
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                              EMPLOYMENT AGREEMENT
                              --------------------


                              See Exhibit 10.11

                                   EXHIBIT F
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                        PRINCIPAL SHAREHOLDER AGREEMENT
                        -------------------------------


                              See Exhibit 10.19

                                   EXHIBIT G
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                  NAVTECH AMENDED CERTIFICATE OF INCORPORATION
                  --------------------------------------------


                              See Exhibit 3.1

                                   EXHIBIT H
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                     FORM OF PROPRIETARY RIGHTS AGREEMENT
                     -------------------------------------

                                                   EXECUTION COPY
                                                   --------------

                                   EXHIBIT H
                           TO PLAN OF REORGANIZATION

                           SHIELDS ENTERPRISES, INC.

                            PROPRIETARY INFORMATION
                           AND INVENTIONS AGREEMENT

     In consideration of my employment or continued employment by Shields Enterprises, Inc. and the compensation now and hereafter paid to me, I hereby make the representations, warranties and covenants contained in this Agreement. For purposes of this Agreement, "Company" shall mean Shields Enterprises, Inc. and its subsidiaries.

     1.   Recognition of Company's Rights; Nondisclosure.  At all times during
          ----------------------------------------------
the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

     The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills, identity or compensation of other employees of the Company.

     2.   Third Party Information.  I understand, in addition, that the Company
          -----------------------
has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     3.   Assignment of Inventions.
          ------------------------

          3.1  Assignment.  I hereby assign to the Company all my right, title
               ----------
and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention (hereinafter referred to as a "Personal Invention") that I develop entirely on my own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

               (2)  Result from any work performed by me for the Company.

          3.2  Government.  I also assign to or as directed by the Company all
               ----------
my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          3.3  Works for Hire.  I acknowledge that all original works of
               --------------
authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

     4.   Enforcement of Proprietary Rights.  I will assist the Company in every
          ---------------------------------
proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

     5.   Obligation to Keep Company Informed.  During the period of my
          -----------------------------------
employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify as a Personal Invention; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully as a Personal Invention. I will preserve the confidentiality of any Invention that does not fully qualify as a Personal Invention.

     I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

     6.   Prior Inventions.  Inventions, if any, patented or unpatented, which
          ----------------
I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit H-1 attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

     7.   Additional Activities.  I agree that during the period of my
          ---------------------
employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the

Company I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company), or (iii) engage in any business or perform any service in any state or territory in which the Company does business at the time of my employment termination, in competition with the business of the Company relating to creating, managing, adapting, applying, distributing, selling or licensing navigable street map databases and related database creation, access and update software or any logical extensions thereof, or relating to the development, analysis, implementation, operation, application, evaluation, and enhancement of computer systems and the provision of general consulting and other services in the field of data processing, or have any interest, whether as proprietor, partner, employee, stockholder, principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise which shall so engage, or (iv) engage in any manner of work which is secured through the use of, or which makes use of, any SEI confidential information which was in your possession or of which you were aware except with SEI's written consent.

     8.   No Improper Use of Materials.  During my employment by the Company I
          ----------------------------
will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

     9.   No Conflicting Obligation.  I represent that my performance of all the
          -------------------------
terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

    10.  Return of Company Documents.  When I leave the employ of the Company, I
         ---------------------------
will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. Prior to leaving, upon the Company's request, I will cooperate with the Company in completing and signing the Company's documentation in furtherance of my obligations under this paragraph.

    11.  Legal and Equitable Remedies.  Because my services are personal and
         ----------------------------
unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     12.  Notices.  Any notices required or permitted hereunder shall be given
          -------
to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

     13.  General Provisions.
          ------------------

         13.1 Governing Law.  This Agreement will be governed by and construed
              -------------
according to the laws of the State of [INSERT EMPLOYEE'S STATE OF RESIDENCE].

         13.2 Entire Agreement.  This Agreement is the final, complete and
              ----------------
exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I have been or may be retained by the Company as a director or consultant.

         13.3 Severability.  If one or more of the provisions in this Agreement
              ------------
are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

         13.4 Successors and Assigns.  This Agreement will be binding upon my
              ----------------------
heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

         13.5 Survival.  The provisions of this Agreement shall survive the
              --------
termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

         13.6 Employment.  I agree and understand that nothing in this
              ----------
Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

         13.7 Waiver. No waiver by the Company of any breach of this Agreement
              ------
shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: _____________________________________.



     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.


Dated: ______________________________     _____________________________________
                                          Signature


                                          _____________________________________
                                          (Printed Name)

                                          _____________________________________
                                          (Address)

                                          _____________________________________


Accepted and Agreed To:

Shields Enterprises, Inc.

By: _________________________________

Title: ______________________________

                                                      EXHIBIT H-1 TO PROPRIETARY
                                                INFORMATION INVENTIONS AGREEMENT


TO:       Shields Enterprises, Inc.
FROM:  ______________________________________________________________
DATE:  ______________________________________________________________
SUBJECT:  Previous Inventions and Improvements

     1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Shields Enterprises, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

     [_]    No inventions or improvements.

     [_]    See below;

            ___________________________________________________________________

            ___________________________________________________________________


     [_] Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

     [_]    Additional sheets attached.

     2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

     .  No material.

     .  See below.

            ____________________________________________________________________

            ____________________________________________________________________

     [_]    Additional sheets attached.